                                                                   EXHIBIT 10.01


                                                                  EXECUTION COPY





                                  $230,000,000

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                      among


                               THE DII GROUP, INC.
                                       and
                            THE SUBSIDIARY BORROWERS
                        FROM TIME TO TIME PARTIES HERETO,

                               The Several Lenders
                        from Time to Time Parties Hereto,

                            THE CHASE MANHATTAN BANK,
                            as Administrative Agent,

                                       and

                              CHASE SECURITIES INC.
                                   as Arranger

                          Dated as of September 1, 1999

                                TABLE OF CONTENTS


                                                                             Page
SECTION 1. DEFINITIONS ...................................................     1
         1.1 Defined Terms ...............................................     1
         1.2 Other Definitional Provisions ...............................    30

SECTION 2. AMOUNT AND TERMS OF U.S. DOLLAR COMMITMENTS ...................    30
         2.1 Term Commitments ............................................    30
         2.2 Procedure for Tranche B Term Loan Borrowing .................    30
         2.3 Repayment of Term Loans; Evidence of Debt ...................    31
         2.4 Revolving Commitments .......................................    33
         2.5 Procedure for Dollar Revolving Loan Borrowing ...............    33
         2.6 Commitment Fees, etc ........................................    34
         2.7 Termination or Reduction of Revolving Commitments ...........    34
         2.8 Repayment of Dollar Revolving Loans; Evidence of Debt .......    35

SECTION 3. AMOUNT AND TERMS OF MULTICURRENCY COMMITMENTS .................    36
         3.1 Multicurrency Commitments ...................................    36
         3.2 Procedure for Multicurrency Borrowings ......................    36
         3.3 Repayment of Multicurrency Loans; Evidence of Debt ..........    36
         3.4 Redenomination and Alternative Currencies ...................    37

SECTION 4. LETTERS OF CREDIT .............................................    38
         4.1 L/C Commitment ..............................................    38
         4.2 Procedure for Issuance of Letter of Credit ..................    38
         4.3 Fees and Other Charges ......................................    38
         4.4 L/C Participations ..........................................    39
         4.5 Reimbursement Obligation of the Company......................    40
         4.6 Obligations Absolute ........................................    40
         4.7 Letter of Credit Payments ...................................    40
         4.8 Applications ................................................    41

SECTION 5. GENERAL PROVISIONS APPLICABLE TO THE LOANS ....................    41
         5.1  Interest Rates and Payment Dates ...........................    41
         5.2  Computation of Interest and Fees ...........................    41
         5.3  Inability to Determine Interest Rate .......................    42
         5.4  Optional Prepayments .......................................    43
         5.5  Mandatory Prepayments and Commitment Reductions ............    44
         5.6  Conversion and Continuation Options ........................    45
         5.7  Limitations on Tranches ....................................    46
         5.8  Pro Rata Treatment and Payments ............................    46
         5.9  Rounding and Other Consequential Changes ...................    49
         5.10 Requirements of Law ........................................    49
         5.11 Taxes ......................................................    50



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
         5.12 Indemnity ..................................................    52
         5.13 Change of Lending Office ...................................    52
         5.14 Subsidiary Borrowers .......................................    53
         5.15 Replacement of Lenders .....................................    53
         5.16 Lending Installations ......................................    53

SECTION 6. REPRESENTATIONS AND WARRANTIES ................................    54
         6.1  Financial Condition ........................................    54
         6.2  No Change ..................................................    54
         6.3  Corporate Existence; Compliance with Law ...................    55
         6.4  Corporate Power; Authorization; Enforceable Obligations ....    55
         6.5  No Legal Bar ...............................................    55
         6.6  Litigation .................................................    56
         6.7  No Default .................................................    56
         6.8  Ownership of Property; Liens ...............................    56
         6.9  Intellectual Property ......................................    56
         6.10 Taxes ......................................................    56
         6.11 Federal Regulations ........................................    56
         6.12 Labor Matters ..............................................    57
         6.13 ERISA ......................................................    57
         6.14 Investment Company Act; Other Regulations ..................    57
         6.15 Subsidiaries ...............................................    57
         6.16 Use of Proceeds ............................................    58
         6.17 Environmental Matters ......................................    58
         6.18 Accuracy of Information, etc. ..............................    59
         6.19 Security Documents .........................................    59
         6.20 Solvency ...................................................    60
         6.21 Year 2000 Matters ..........................................    60
         6.22 Certain Documents ..........................................    60
         6.23 Immaterial Subsidiaries ....................................    60

SECTION 7. CONDITIONS PRECEDENT ..........................................    61
         7.1 Conditions to Initial Extension of Credit ...................    61
         7.2 Conditions to Each Extension of Credit ......................    63
         7.3 Each Subsidiary Borrower Credit Event .......................    63

SECTION 8. AFFIRMATIVE COVENANTS .........................................    64
         8.1 Financial Statements ........................................    64
         8.2 Certificates; Other Information .............................    65
         8.3 Payment of Obligations ......................................    66
         8.4 Maintenance of Existence; Compliance ........................    66
         8.5 Maintenance of Property; Insurance ..........................    66
         8.6 Inspection of Property; Books and Records; Discussions ......    66
         8.7 Notices .....................................................    66
         8.8 Environmental Laws ..........................................    67
         8.9 Additional Collateral, etc. .................................    67


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
SECTION 9. NEGATIVE COVENANTS ............................................    69
         9.1  Financial Condition Covenants ..............................    69
         9.2  Indebtedness ...............................................    70
         9.3  Liens ......................................................    71
         9.4  Fundamental Changes ........................................    72
         9.5  Disposition of Property ....................................    73
         9.6  Restricted Payments ........................................    73
         9.7  Capital Expenditures .......................................    74
         9.8  Investments ................................................    74
         9.9  Optional Payments and Modifications of Certain Debt
               Instruments ...............................................    76
         9.10 Transactions with Affiliates ...............................    76
         9.11 Sales and Leasebacks .......................................    76
         9.12 Changes in Fiscal Periods ..................................    76
         9.13 Negative Pledge Clauses ....................................    76
         9.14 Clauses Restricting Subsidiary Distributions ...............    77
         9.15 Lines of Business ..........................................    77
         9.16 Amendments to Acquisition Documents ........................    77

SECTION 10. EVENTS OF DEFAULT ............................................    78

SECTION 11. THE ADMINISTRATIVE AGENT .....................................    81
         11.1  Appointment ...............................................    81
         11.2  Delegation of Duties ......................................    81
         11.3  Exculpatory Provisions ....................................    81
         11.4  Reliance by Administrative Agent ..........................    81
         11.5  Notice of Default .........................................    82
         11.6  Non-Reliance on Administrative Agent and Other Lenders ....    82
         11.7  Indemnification ...........................................    83
         11.8  Administrative Agent in Its Individual Capacity ...........    83
         11.9  Successor Administrative Agent ............................    83
         11.10 Authorization to Release Guarantees and Liens .............    84

SECTION 12. GUARANTEE ....................................................    84
         12.1 Guarantee ..................................................    84
         12.2 No Subrogation, Contribution, Reimbursement or Indemnity ...    85
         12.3 Amendments, etc. with respect to the Subsidiary Borrower
                Obligations ..............................................    85
         12.4 Guarantee Absolute and Unconditional .......................    86
         12.5 Reinstatement ..............................................    86
         12.6 Payments ...................................................    87

SECTION 13. MISCELLANEOUS ................................................    88
         13.1 Amendments and Waivers .....................................    88
         13.2 Notices ....................................................    88


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
         13.3  No Waiver; Cumulative Remedies ............................    90
         13.4  Survival of Representations and Warranties ................    90
         13.5  Payment of Expenses and Taxes .............................    90
         13.6  Successors and Assigns; Participations and Assignments ....    91
         13.7  Adjustments; Set-off ......................................    93
         13.8  Counterparts ..............................................    94
         13.9  Severability ..............................................    94
         13.10 Integration ...............................................    94
         13.11 GOVERNING LAW .............................................    94
         13.12 Submission To Jurisdiction; Waivers .......................    94
         13.13 Acknowledgments ...........................................    95
         13.14 Conversion of Currencies ..................................    95
         13.15 Confidentiality ...........................................    96
         13.16 Authorization to Amend and Restate ........................    96
         13.17 Accounting Changes ........................................    96
         13.18 Collateral Agent as Several Creditor ......................    97
         13.19 WAIVERS OF JURY TRIAL .....................................    97


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ANNEX:

A        Pricing Grid


SCHEDULES:

1.1A     Commitments
1.1B     Qualified Foreign Subsidiaries
1.1C     Immaterial Subsidiaries
6.4      Consents, Authorizations, Filings and Notices
6.15     Subsidiaries
6.19     UCC Filing Jurisdictions
7.1(d)   Approvals
9.2(d)   Existing Indebtedness
9.3(f)   Existing Liens
9.5(f)   Specified Dispositions
9.8(k)   Investments


EXHIBITS:

A        Form of Amended and Restated Guarantee and Collateral Agreement
B        Form of Borrowing Subsidiary Agreement
C        Form of Borrowing Subsidiary Termination
D        Form of Compliance Certificate
E        Form of Closing Certificate
F        Form of Assignment and Acceptance
G-1      Form of Legal Opinion of Curtis, Mallet-Prevost, Colt & Mosle
G-2      Form of Legal Opinion of Counsel to Subsidiary Borrowers
H        Form of Exemption Certificate
I        Form of Solvency Certificate
J        Form of Term Note
K        Form of Revolving Note
L        Form of Amended and Restated Intercreditor Agreement
M        Form of Foreign Acquisition Loan Guarantee

         AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 1, 1999, among THE DII GROUP, INC., a Delaware corporation (the "Company"), the SUBSIDIARY BORROWERS (as hereinafter defined), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), THE CHASE MANHATTAN BANK, as administrative agent and CHASE SECURITIES INC., as advisor and arranger (in such capacity, the "Arranger").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Subsidiary Borrowers (collectively, the "Borrowers") are parties to the Credit Agreement, dated as of October 30, 1998 (as heretofore amended or otherwise modified, the "Existing Credit Agreement"), with the lenders from time to time parties thereto and The Chase Manhattan Bank, as administrative agent;

         WHEREAS, pursuant to the Existing Credit Agreement, the lenders parties thereto have agreed to make and have made certain loans and other extensions of credit to or for the account of the Borrowers;

         WHEREAS, the Company through its subsidiaries is proposing to acquire certain assets and liabilities of Micro Eletronica Ltda., a Brazilian limited liability quota company, and a manufacturing plant located in Kindberg, Austria (collectively, the "Acquisitions");

         WHEREAS, to finance, in part, the cost of the Acquisitions and the payment of fees and expenses relating thereto and to provide financing for working capital and general corporate purposes of the Company and its Subsidiaries and in order to make certain amendments to the Existing Credit Agreement, the Company has requested that the Existing Credit Agreement be amended and restated as provided herein; and

         WHEREAS, the Lenders and other parties hereto are willing to amend and restate the Existing Credit Agreement as provided for herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree that on the Closing Date the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this
Section 1.1 shall have the respective meanings set forth in this Section 1.1.

         "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of the Prime Rate in effect on such day, the Base CD Rate in effect on such day plus 1% and the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of the Three-Month Secondary CD Rate and a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business
Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Reference Lender from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

         "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

         "Acquisitions": as defined in the Recitals.

         "Acquisition Documentation": collectively, the Austrian Acquisition Agreement and the Brazilian Acquisition Agreement, and, in each case, all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case as amended, supplemented or otherwise modified from time to time in accordance with Section 9.16.

         "Adjustment Date": as defined in the Pricing Grid.

         "Administrative Agent": The Chase Manhattan Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

         "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "Aggregate Available Revolving Commitments": as at any date of determination with respect to all Revolving Lenders, an amount in U.S. Dollars equal to the Available Revolving Commitments of all Revolving Lenders on such date.

         "Aggregate Committed Outstandings": as at any date of determination with respect to any Revolving Lender, an amount in U.S. Dollars equal to the sum of the Aggregate Revolving Outstandings of such Revolving Lender on such date and the U.S. Dollar Equivalent of the Aggregate Multicurrency Outstandings of such Revolving Lender on such date.

         "Aggregate Exposure": with respect to any Lender at any time, an amount equal to until the Closing Date, the aggregate amount of such Lender's Commitments at such time and thereafter, the sum of the aggregate then unpaid principal amount of such Lender's Term Loans and the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Aggregate Committed Outstandings then outstanding.

         "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

         "Aggregate Multicurrency Outstandings": as at any date of determination with respect to any Revolving Lender, an amount in the applicable Available Foreign Currencies equal to the aggregate unpaid principal amount of such Revolving Lender's Multicurrency Loans.

         "Aggregate Revolving Outstandings": as at any date of determination with respect to any Revolving Lender, an amount equal to the sum of the aggregate unpaid principal amount of such Lender's Dollar Revolving Loans on such date and such Lender's Revolving Percentage of the aggregate unpaid principal amount of all L/C Obligations on such date.

         "Agreement": this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

         "Applicable Margin": for each Type of Loan at any time, as follows:

         (i) from the Closing Date until the earlier of (x) the date which is six months after the Closing Date and (y) the date on which the Tranche B Term Loans have been fully repaid (other than by prepayment with the proceeds of Senior Indebtedness), the Applicable Margin for each Eurodollar and Multicurrency Loan, and ABR Loan shall be 2.00% and 0.50%, respectively; and

         (ii) from the date which is the earlier of (x) the date which is six months after the Closing Date and (y) the date on which the Tranche B Term Loans have been fully repaid (other than by prepayment with the proceeds of Senior Indebtedness), the Applicable

     Margin for each Loan shall be the rate per annum determined pursuant to the Pricing Grid.

         "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

         "Arranger": Chase Securities Inc., as arranger of the Commitments.

         "Asset Sale": any Disposition of property (other than Capital Stock of the Company) or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d) or (f) of Section 9.5 or
Section 9.11) that yields gross proceeds to the Company or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,000,000 in any fiscal year; provided, that asset Dispositions permitted by clause (f) of Section 9.5 shall not be excluded from the definition of "Asset Sale" to the extent that the gross proceeds therefrom exceed $15,000,000, in the case of the Disposition described in Item 1 set forth on Schedule 9.5(f).

         "Assignee": as defined in Section 13.6(c).

         "Assignment and Acceptance": an Assignment and Acceptance, substantially in the form of Exhibit F.

         "Assignor": as defined in Section 13.6(c).

         "Austrian Acquisition": the acquisition by the Company through its subsidiaries of a manufacturing plant located in Kindberg, Austria, pursuant to the Austrian Acquisition Agreement.

         "Austrian Acquisition Agreement": the agreement between Ericsson Austria AG, an Austrian corporation and Dovatron GmbH, an Austrian corporation and a Wholly Owned Subsidiary of the Company, pursuant to which Dovatron GmbH will acquire a manufacturing plant located in Kindberg, Austria from Ericsson Austria AG.

         "Available Foreign Currencies": Deutsche Marks, Pounds Sterling and euro, and any other available and freely-convertible eurocurrency selected by the Company and approved by the Administrative Agent and each of the Revolving Lenders.

         "Available Revolving Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of such Lender's Revolving Commitment then in effect over such Lender's Aggregate Committed Outstandings on such date.

         "Benefitted Lender": as defined in Section 13.7(a).

         "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

         "Borrowers": the collective reference to the Company and the Subsidiary Borrowers.

         "Borrowing Date": any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

         "Borrowing Subsidiary Agreement": a Borrowing Subsidiary Agreement, substantially in the form of Exhibit B.

         "Borrowing Subsidiary Termination": a Borrowing Subsidiary Termination, substantially in the form of Exhibit C.

         "Brazilian Acquisition": the acquisition by the Company through its subsidiaries of certain assets and liabilities of Micro Eletronica Ltda., a Brazilian limited liability quota company, pursuant to the Brazilian Acquisition Agreement.

         "Brazilian Acquisition Agreement": the agreement among the Company, ME Participacoes E Empreendimentos Ltda., Piriapolis Empreendimentos Ltda., Micro Eletronica Ltda. and certain individuals pursuant to which the Company is acquiring the business of Micro Eletronica Ltda.

         "Business": as defined in Section 6.17(b).

         "Business Day": when such term is used in respect of any amount denominated or to be denominated in any Available Foreign Currency, a London Banking Day which is also a day other than a Saturday or Sunday on which banks are open for general banking business in (x) the city which is the principal financial center of the country of issuance of such Available Foreign Currency (or, in the case of Pounds Sterling, Paris), (y) in the case of euro only, Frankfurt am Main, Germany (or such other principal financial center as the Administrative Agent may from time to time nominate for this purpose) and (z) New York City and Dollars, a London Banking Day which is also a day other than a Saturday or Sunday on which banks are open for general banking business in New York City and when such term is used for the purpose of determining the date on which the Eurocurrency Base Rate is determined under this Agreement for any Loan denominated in euro for any Interest Period therefor and for purposes of determining the first and last day of any such Interest Period, references in this Agreement to Business Days shall be deemed to be references to Target Operating Days.

         "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, provided that the acquisition of Capital Stock shall in no case constitute a Capital Expenditure.

         "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

         "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

         "Cash Equivalents": marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or Hong Kong or any foreign country which is a member of the OECD having combined capital and surplus of not less than $200,000,000 (or the foreign currency equivalent thereof); commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause
(b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

         "C/D Assessment Rate": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

         "C/D Reserve Percentage": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

         "Change of Control": any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, shall become the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 35% of the then outstanding voting stock of the Company other than in a transaction having the approval of the board of directors of the Company at least a majority of which members are Continuing Directors or Continuing Directors shall cease to constitute at least a majority of the directors constituting the board of directors of the Company.

         "Closing Date": the date on which the conditions precedent set forth in
Section 7.1 shall have been satisfied, which date is September 1, 1999.

         "Code": the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

         "Collateral Agent": The Chase Manhattan Bank, together with its affiliates, as collateral agent pursuant to the terms of the Intercreditor Agreement.

         "Commitment": as to any Lender, the sum of the Tranche A Term Loan Commitment, the Tranche B Term Loan Commitment and the Revolving Commitment of such Lender.

         "Commitment Fee Rate": at any time, the rate per annum determined pursuant to the Pricing Grid.

         "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

         "Company": as defined in the preamble hereto.

         "Company Guaranty: the guarantee contained in Section 12.

         "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit D.

         "Confidential Information Package": the Confidential Information Package dated August 1999 and furnished to the Lenders.

         "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent included as a charge in the statement of such Consolidated Net Income for such period, the sum of income tax expense and asset taxes, interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), depreciation and amortization expense, amortization of intangibles (including, but not limited to, goodwill) and organization costs, any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business or realized upon the sale of Capital Stock of any Person), aggregate non-recurring charges taken in fiscal 1998 with respect to Orbit Semiconductor, Inc. (amounting to approximately $84,000,000) and any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business or realized upon the sale of Capital Stock of any Person) and (c) any other non-cash income, all as determined on a consolidated basis.

         "Consolidated Interest Coverage Ratio": for any period, the ratio of Consolidated EBITDA for such period to Consolidated Interest Expense for such period.

         "Consolidated Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Derivative Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

         "Consolidated Leverage Ratio": as at any day, the ratio of Consolidated Total Funded Debt on such day to Consolidated EBITDA for the four consecutive fiscal quarters of the Company most recently ended.

         "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

         "Consolidated Net Worth": at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Company and its Subsidiaries under stockholders' equity at such date (excluding any foreign currency adjustments); provided, for purposes of determining compliance with Section 9.1(c), no effect shall be given to non-recurring charges taken in the fourth quarter of fiscal year 1998 with respect to Orbit Semiconductor, Inc. in an aggregate amount not to exceed $18,000,000.

         "Consolidated Senior Funded Debt": at any date, the aggregate principal amount of all Senior Indebtedness of the Company and its Subsidiaries at such date which is Funded Debt, determined on a consolidated basis in accordance with GAAP.

         "Consolidated Total Funded Debt": at any date, the aggregate principal amount of Funded Debt of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

         "Continuing Directors": the directors of the Company on the Closing Date, and each other director, if, in each case, such other director's election or appointment by the other directors or nomination for election by the stockholders to the board of directors of the Company, as the case may be, is recommended or approved by at least 66-2/3% of the then Continuing Directors.

         "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Default": any of the events specified in Section 10, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

         "Derivative Agreements": of any Person at any date, swaps, caps or collar agreements or similar arrangements to which such Person and any financial institution, commodities or stock exchange or clearinghouse (a "Derivatives Counterparty") are parties under which such parties agree to exchange payments based upon interest rates, exchange rates or market prices or values or changes therein in respect of debt obligations or equities, currencies or commodities or indexes in respect of any of the foregoing without delivery of the same (including, whether or not otherwise included in the foregoing, options granted or written by such Person in favor of a Derivatives Counterparty intended to be settled in cash).

         "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

         "Dollar Revolving Loans": as defined in Section 2.4(a).

         "Dollars", "U.S. Dollars" and "$": dollars in lawful currency of the United States.

         "Domestic Subsidiary": any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

         "Dutch Pledge Agreements": the Deed of Pledge of Registered Shares in a Limited Partnership dated October 30, 1998 executed by Dovatron Nevada, Inc. and Dovatron Mexico, Inc. pursuant to which the pledgors thereunder granted a security interest in an aggregate of 65% of the outstanding limited partnership interest in DII International Holdings C.V., and the Deed of Pledge of Registered Shares in a Private Limited Liability Company dated October 30, 1998 executed by Dovatron Nevada, Inc., pursuant to which the pledgor thereunder granted a security interest in 65% of the share capital of DII Europe B.V.

         "EMU": Economic and Monetary Union as contemplated in the Treaty on European Union.

         "EMU Legislation": legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

         "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "euro": the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU Legislation.

         "Eurocurrency Base Rate": with respect to each Interest Period pertaining to a Multicurrency Loan denominated in any currency other than Pounds Sterling (in the event that Pounds Sterling is an Available Foreign Currency), the rate per annum determined by the Administrative Agent to be the offered rate for deposits in such currency with a term comparable to such Interest Period that appears on the applicable Telerate Page at approximately 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided, however, that if at any time for any reason such offered rate for any such currency does not appear on a Telerate Page, "Eurocurrency Base Rate" shall mean, with respect to each day during each Interest Period pertaining to a Multicurrency Loan denominated in such currency, the rate per annum equal to the average (rounded upward to the nearest 1/16th of 1%) of the rate notified to the Administrative Agent by the Multicurrency Reference Lender as the rate at which the Multicurrency Reference Lender is offered deposits in such currency at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein; and in the event that Pounds Sterling is an Available Foreign Currency, with respect to each day during each Interest Period pertaining to a Multicurrency Loan denominated in Pounds Sterling, the rate per annum equal to the average (rounded upward to the nearest 1/16th of 1%) of the rate notified to the Administrative Agent by the Multicurrency Reference Lender as the rate at which the Multicurrency Reference Lender is offered deposits in Pounds Sterling at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the Paris interbank market for delivery on the first day of such Interest Period for the number of days comprised therein.

         "Eurocurrency Rate": with respect to each day during each Interest Period pertaining to a Multicurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurocurrency Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

         "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan or a Multicurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

         "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

         "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

         "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

         "euro unit": the currency unit of the euro as defined in the EMU Legislation.

         "Event of Default": any of the events specified in Section 10, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

         "Exchange Rate": with respect to any currency other than Dollars, the rate shall be determined by reference to such publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such "Exchange Rate" shall instead be the Administrative Agent's spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 11:00 A.M., local time, on such date for the purchase of Dollars with such non-Dollar currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

         "Excluded Foreign Subsidiary": any Foreign Subsidiary in respect of which either the pledge of all of the Capital Stock of such Subsidiary as Collateral or the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Company, result in adverse tax, legal or regulatory consequences to the Company.

         "Facility": each of the Tranche A Term Loan Commitments and the Tranche A Term Loans made thereunder (the "Tranche A Term Loan Facility"), the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the "Tranche B Term Loan Facility") and the Revolving Commitments (including the commitment to make Multicurrency Loans) and the extensions of credit made thereunder (the "Revolving Facility").

         "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

         "Foreign Acquisition Loan Documentation": as defined in the definition of Structured Foreign Acquisition Transaction.

         "Foreign Acquisition Loan Guarantee": each Guarantee, substantially in the form of Exhibit M, executed and delivered in connection with any Qualified Foreign Transaction by the Company and each Foreign Acquisition Subsidiary Holding Company that holds, directly or indirectly, any Capital Stock of the Foreign Acquisition Subsidiary to which such Qualified Foreign Transaction relates.

         "Foreign Acquisition Loan Participation": as defined in the definition of Structured Foreign Acquisition Transaction.

         "Foreign Acquisition Loan Participation Agreement": as defined in the definition of Structured Foreign Acquisition Transaction.

         "Foreign Acquisition Loans": as defined in the definition of Structured Foreign Acquisition Transaction.

         "Foreign Acquisition Loan Security Documents": in respect of any Foreign Acquisition Loans, any security documents creating, in favor of the Lenders or affiliates thereof making such Foreign Acquisition Loans, or in favor of an agent on behalf of such Lenders, as security for such Foreign Acquisition Loans, a security interest in Capital Stock and/or assets of the Foreign Acquisition Subsidiary that is the borrower under such Foreign Acquisition Loans and any relevant Foreign Acquisition Subsidiary Holding Company, which security documents shall be satisfactory to the Administrative Agent in its reasonable discretion.

         "Foreign Acquisition Subsidiary": as defined in the definition of Structured Foreign Acquisition Transaction.

         "Foreign Acquisition Subsidiary Holding Company": as defined in the definition of Structured Foreign Acquisition Transaction.

         "Foreign Subsidiary": any Subsidiary of the Company that is not a Domestic Subsidiary.

         "Funded Debt": as to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of Indebtedness in this Section 1.1, and all Guarantee Obligations of such Person in respect of such Indebtedness.

         "Funding Office": the office of the Administrative Agent specified in
Section 13.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.

         "GAAP": generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 9.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 6.1(b).

         "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

         "Greatsino Acquisition": the acquisition by the Company of all the outstanding capital stock of Greatsino Electric Technology, which is a printed circuit board fabricator and contract electronics manufacturer with operations in the People's Republic of China.

         "Guarantee and Collateral Agreement": the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by the Company and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

         "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of the guaranteeing person or another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor (other than pursuant to a contractual right to indemnity (other than in respect of Indebtedness) in connection with acquisitions or Dispositions in accordance with past practice), (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

         "HP Acquisition": the acquisition of Hewlett-Packard GmbH's printed circuit board manufacturing operation located in Boeblingen, Germany, pursuant to the Master Asset Purchase Agreement, dated as of October 30, 1998, among the Company, MTKG and Hewlett-Packard GmbH, a German company.

         "Immaterial Subsidiary": any Subsidiary set forth on Schedule 1.1C or any new Subsidiary created or acquired after the Closing Date and designated by the Company by notice to the Administrative Agent as an Immaterial Subsidiary; provided, that at any time, the aggregate book value of the assets of each Immaterial Subsidiary shall not exceed 5% of the aggregate book value of all assets of the Company and its Subsidiaries taken as a whole and the revenues of each Immaterial Subsidiary as of the fiscal year most recently ended do not exceed 5% of the revenues of the Company and its Subsidiaries taken as a whole in such fiscal year, the aggregate book value of the assets of all such Immaterial Subsidiaries, taken together shall not exceed 10% of the aggregate book value of the assets of the Company and its Subsidiaries taken as a whole and the aggregate revenues of all Immaterial Subsidiaries in such fiscal year shall not exceed 10% of the aggregate revenues of the Company and its Subsidiaries taken as a whole in such fiscal year; provided that the foregoing clauses (iii) and (iv) shall apply only to Immaterial Subsidiaries created or acquired after the Closing Date. The Company shall redesignate any Immaterial Subsidiary as a Material Subsidiary by written notice to the Administrative Agent delivered not later than the date of delivery of the Company's audited financial statements for any fiscal year which would demonstrate that one or more Immaterial Subsidiaries must be redesignated as Material Subsidiaries in order to comply with the requirements set forth in the preceding sentence.

         "Indebtedness": of any Person at any date, without duplication, all indebtedness of such Person for borrowed money, all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), all Capital Lease Obligations of such Person, all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, the liquidation value of all redeemable preferred Capital Stock of such Person, all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and for the purposes of Sections 9.2 and 10(e) only, all obligations of such Person in respect of Derivative Agreements.

         "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

         "Insolvent": pertaining to a condition of Insolvency.

         "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

         "Intercreditor Agreement": the Amended and Restated Collateral Agency and Intercreditor Agreement to be entered into by The Chase Manhattan Bank, as collateral agent, each of the Lenders and each Lender under the MTKG Credit Agreement, substantially in the form of Exhibit L, as the same may be amended, supplemented or otherwise modified from time to time.

         "Interest Payment Date": as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, as to any Eurodollar Loan or Multicurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, as to any Eurodollar Loan or Multicurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

         "Interest Period": with respect to any Eurodollar Loan or Multicurrency
Loan:

         initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or Multicurrency Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

         thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or Multicurrency Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

         if any Interest Period pertaining to a Eurodollar Loan or Multicurrency Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

         any Interest Period applicable to a Eurodollar Loan or Multicurrency Loan that would otherwise extend beyond the Scheduled Revolving Termination Date shall end on the Scheduled Revolving Termination Date;

         any Interest Period pertaining to a Eurodollar Loan or Multicurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

         each Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan or Multicurrency Loan during an Interest Period for such Eurodollar Loan or Multicurrency Loan.

         "Investments": as defined in Section 9.8.

         "Issuing Lender": The Chase Manhattan Bank, in its capacity as issuer of any Letter of Credit.

         "Judgement Currency": as defined in Section 13.14.

         "L/C Commitment": $25,000,000.

         "L/C Fee Payment Date": the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

         "L/C Obligations": at any time, an amount equal to the sum of the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 4.5.

         "L/C Participants": the collective reference to all the Revolving Lenders other than the Issuing Lender.

         "Lending Installation": with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or otherwise selected by such Lender or the Administrative Agent pursuant to Section 5.15.

         "Lenders": as defined in the preamble hereto.

         "Letters of Credit": as defined in Section 4.1(a).

         "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever

(including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

         "LMS": DII Management Company, a Delaware corporation.

         "LMS Class B Stockholders": the holders of Class B Participating Preferred Stock of the LMS.

         "LMS Stockholders' Agreement": the Stockholders' Agreement, dated as of May 14, 1999, between the Borrower and the LMS.

         "Loan": any loan made by any Lender pursuant to this Agreement.

         "Loan Documents": this Agreement, the Security Documents, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Intercreditor Agreement and the Notes.

         "Loan Parties": the Company, each Subsidiary Borrower and each other Subsidiary of the Company that is a party to a Loan Document.

         "London Banking Day": any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.

         "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Aggregate Committed Outstandings, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

         "Majority Revolving Facility Lenders": the Majority Facility Lenders in respect of the Revolving Facility.

         "Make-Well Agreement": the agreement by the holders of the Class A common stock of the LMS to be subject to assessments for capital calls upon the occurrence of specified events pursuant to the LMS Stockholders' Agreement.

         "Material Adverse Effect": a material adverse effect on the Acquisitions, the business, property, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

         "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

         "Material Subsidiary": any Subsidiary other than an Immaterial Subsidiary.

         "MTKG": Multilayer Technology and Co. KG, a German limited partnership and indirect subsidiary of the Company.

         "MTKG Credit Agreement": the $90,000,000 Credit Agreement, dated as of October 30, 1998, among MTKG, The Chase Manhattan Bank, as administrative agent, and the several lenders from time to time parties thereto, as the same may be amended, supplemented or otherwise modified from time to time.

         "Multicurrency Loans": as defined in Section 3.1.

         "Multicurrency Reference Lender": The Chase Manhattan Bank.

         "Multiemployer Plan": a Plan that is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

         "National Currency Unit": the unit of currency (other than a euro unit) of a Participating Member State.

         "Net Cash Proceeds": in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

         "Non-Excluded Taxes": as defined in Section 5.10(a).

         "Non-Guarantor Subsidiary": any Subsidiary that is not a Wholly Owned Subsidiary Guarantor.

         "Non-U.S. Lender": as defined in Section 5.10(d).

         "Notes": the collective reference to any promissory note evidencing Loans.

         "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of each Borrower to the Administrative Agent or to any Lender (or, in the case of Derivative Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including, without limitation, the obligations of the Company under Section 12), any other Loan Document, the Letters of Credit, any Derivative Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Borrower pursuant hereto) or otherwise.

         "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

         "Participating Member State": any member state of EMU which has the euro as its lawful currency.

         "Participant": as defined in Section 13.6(b).

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

         "Periodic Dividends": the annual dividends in the amount of eight percent (8%) of the $100 per share price of the Class B Participating Preferred Stock of the LMS, to be paid to the LMS Class B Stockholders.

         "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Pricing Grid": the pricing grid attached hereto as Annex A.

         "Pro Forma Balance Sheet": as defined in Section 6.1(a).

         "Projections": as defined in Section 8.2(b).

         "Properties": as defined in Section 6.17(a).

         "Qualified Foreign Subsidiary": any Foreign Subsidiary listed on
Schedule 1.1B and any other Foreign Subsidiary the designation of which as a Subsidiary Borrower is accompanied by any amendments, supplements or other modifications to the Security Documents deemed necessary or appropriate by the Administrative Agent in connection with such designation, provided that no Subsidiary Borrower shall be required to create a security interest in its assets to secure any Loan except pursuant to a Structured Foreign Acquisition Transaction or Structured Foreign Transaction.

         "Qualified Foreign Transaction": any Structured Foreign Acquisition Transaction or any Structured Foreign Transaction if either the aggregate amount of the Investment of the Borrower and its Subsidiaries (including the amount of the Foreign Acquisition Loan Participation relating thereto) is not in excess of $90,000,000, the aggregate amount of Investments by the Borrower and its Subsidiaries (including the amount of Foreign Acquisition Loan Participations) in all Structured Foreign Acquisition Transactions (other than the Acquisitions) and Structured Foreign Transactions consummated pursuant to this clause (a) since the Closing Date is not in excess of $225,000,000, the aggregate principal amount of Foreign Acquisition Loans in respect of such Structured Foreign Acquisition Transaction or Structured Foreign Transaction, as the case may be (less the principal amount of related Foreign Acquisition Loan Participations), is not in excess of $30,000,000, the aggregate principal amount of Foreign Acquisition Loans in all Structured Foreign Acquisition Transactions and all Structured Foreign Transactions (other than Acquisitions) consummated pursuant to this clause (a) since the Closing Date, (less the principal amount of related Foreign Acquisition Loan Participations), is not in excess of $75,000,000 and such Structured Foreign Acquisition Transaction or Structured Foreign Transaction (including, in each case, all documentation relating thereto), as the case may be, shall have been approved by the Administrative Agent as provided in paragraph (c) of the definition of "Structured Foreign Acquisition Transaction", or such Structured Foreign Acquisition Transaction or such Structured Foreign Transaction (including, in each case, all documentation relating thereto), as the case may be, shall have been approved by the Administrative Agent and the Required Lenders.

         "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries.

         "Reference Lender": The Chase Manhattan Bank.

         "Register": as defined in Section 13.6(d).

         "Regulation U": Regulation U of the Board as in effect from time to time.

         "Reimbursement Obligation": the obligation of the Company to reimburse the Issuing Lender pursuant to Section 4.5 for amounts drawn under Letters of Credit.

         "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 5.5(c) as a result of the delivery of a Reinvestment Notice.

         "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Company has delivered a Reinvestment Notice or entered into a written agreement to use all or a specified portion of the Net Cash Proceeds of such Asset Sale or Recovery Event to acquire assets similar to those giving rise to the relevant Asset Sale or Recovery Event, as the case may be or any issuance or sale of equity securities in respect of which the Company has delivered a Reinvestment Notice or entered into a written agreement to use all or a specified portion of 50% of the Net Cash Proceeds of such issuance or sale to make Capital Expenditures or Investments as permitted herein.

         "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects
(i) to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets similar to those giving rise to the relevant Asset Sale or Recovery Event, as the case may be or (ii) to invest all or a specified portion of 50% of the Net Cash Proceeds of an issuance or sale of equity securities in the existing business of the Company as of the date of such issuance or sale, including without limitation, to make Capital Expenditures and to make Investments in Subsidiaries in order to effect such expenditures.

         "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date pursuant to the relevant Reinvestment Notice, as the case may be.

         "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of the date occurring 12 months after such Reinvestment Event and the date on which the Company shall have determined not to utilize all or any portion of the relevant Reinvestment Deferred Amount pursuant to the relevant Reinvestment Notice.

         "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

         "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg.
Section 4043.

         "Required Lenders": at any time, the holders of more than 50% of until the Closing Date, the Commitments then in effect and thereafter, the sum of the aggregate unpaid principal amount of the Term Loans then outstanding and the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Aggregate Committed Outstandings then outstanding.

         "Required Prepayment Lenders": the Majority Facility Lenders in respect of each Facility.

         "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer": the chief executive officer, president, chief financial officer or the executive vice president of finance of the Company, but in any event, with respect to financial matters, the chief financial officer or the executive vice president of finance of the Company.

         "Restricted Payments": as defined in Section 9.6.

         "Revolving Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount (in U.S. Dollars or the Dollar Equivalent thereof) not to exceed the amount set forth under the heading "Revolving Commitment" opposite such Lender's name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $135,000,000.

         "Revolving Commitment Period": the period from and including the Closing Date to the Scheduled Revolving Termination Date, or such earlier date on which the Revolving Loans shall terminate as provided herein.

         "Revolving Lender": each Lender that has a Revolving Commitment or that holds Revolving Loans.

         "Revolving Loans": the collective reference to Dollar Revolving Loans and Multicurrency Loans.

         "Revolving Percentage": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the sum of (i) aggregate principal amount of such Lender's Dollar Revolving Loans then outstanding and
(ii) the U.S. Dollar Equivalent of such Lender's

Multicurrency Loans then outstanding, constitutes of the aggregate principal amount of the Dollar Revolving Loans and the U.S. Dollar Equivalent of the Multicurrency Loans then outstanding).

         "Revolving Termination Date": the earlier of the Scheduled Revolving Termination Date and the date on which the Revolving Commitments are terminated pursuant to the terms hereof.

         "Scheduled Revolving Termination Date": November 1, 2003.

         "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

         "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Dutch Pledge Agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

         "Senior Indebtedness": at any date, all Indebtedness of the Company and its Subsidiaries at such date other than Subordinated Indebtedness.

         "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

         "Solvent": when used with respect to any Person, means that, as of any date of determination, the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and such Person will be able to pay its debts as they mature. For purposes of this definition, "debt" means liability on a "claim", and "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

         "Structured Foreign Acquisition Transaction": (i) any acquisition made on or after the Closing Date by the Borrower directly, or indirectly through one or more Wholly Owned Subsidiaries, of the assets or Capital Stock of an entity organized under the laws of a jurisdiction other than a state of the United States, or (ii) the refinancing of the Indebtedness associated with such acquisition, in each case, in a transaction having the following characteristics:

         the assets acquired in each such acquisition shall be held by a Foreign Subsidiary of the Borrower, or such acquisition shall be an acquisition by the Borrower or a Subsidiary of the Capital Stock of an entity that, upon such acquisition, becomes a Foreign Subsidiary of the Borrower (any such Foreign Subsidiary described in the foregoing clause (i) or any such Foreign Subsidiary acquired as described in clause (ii), a "Foreign Acquisition Subsidiary");

         each such acquisition shall be structured in a manner determined by the Administrative Agent in its reasonable discretion to be substantially similar in effect to the structure of the financing of the HP Acquisition as reflected in the MTKG Credit Agreement and the Loan Documents referred to therein;

         the cash portion of the purchase price paid in connection with each such acquisition shall be financed or refinanced, in whole or in part, with the proceeds of loans ("Foreign Acquisition Loans") made by one or more Lenders or affiliates thereof to the Foreign Acquisition Subsidiary Holding Company or Foreign Acquisition Subsidiary, as the case may be, that is making such acquisition or that is acquired in such acquisition, and any portion of the cash portion of such purchase price that is not financed or refinanced with the proceeds of Foreign Acquisition Loans shall be financed with Investments by the Borrower and its Subsidiaries, directly or indirectly, in such Foreign Acquisition Subsidiary Holding Company or Foreign Acquisition Subsidiary;

         the Foreign Acquisition Loans incurred in connection with any such acquisition shall have the following characteristics:

         except as set forth in this definition, the terms and conditions of such Foreign Acquisition Loans shall be as agreed upon by the relevant Lenders (or affiliates thereof), the Borrower and the relevant Foreign Acquisition Subsidiary and Foreign Acquisition Subsidiary Holding Company, if any;

         such Foreign Acquisition Loans shall be secured, pursuant to Foreign Acquisition Loan Security Documents, to the extent practicable and permissible by applicable law (all as determined by the Administrative Agent in its reasonable discretion), by the material assets of the relevant Foreign Acquisition Subsidiary and by the Capital Stock of such Foreign Acquisition Subsidiary and of any Foreign Subsidiary of the Borrower that, directly or indirectly, holds Capital Stock of such Foreign Acquisition Subsidiary (each such Subsidiary holding such Capital Stock, a "Foreign Acquisition Subsidiary Holding Company");

         such Foreign Acquisition Loans shall be guaranteed, pursuant to a Foreign Acquisition Loan Guarantee, by the Borrower and each relevant Foreign Acquisition Subsidiary Holding Company, if any;

         the loan agreement and other documentation governing such Foreign Acquisition Loan ("Foreign Acquisition Loan Documentation") shall be determined by the Administrative Agent in its reasonable discretion to contain representations and warranties, covenants and events of default that are substantially equivalent, taken as a whole (with such modifications as shall be appropriate to reflect the laws, regulations and business conditions applicable to the relevant Foreign Acquisition Subsidiary), to the representations and warranties, covenants and events of default contained in the MTKG Credit Agreement;

         the Borrower or a Subsidiary of the Borrower shall acquire a participating interest (a "Foreign Acquisition Loan Participation") in such Foreign Acquisition Loans under terms and conditions similar to those reflected in the Participation Agreement executed by the Borrower and the Lenders parties to the MTKG Credit Agreement (each agreement pursuant to which such participating interest is sold and purchased, a "Foreign Acquisition Loan Participation Agreement"); and

         the Borrower shall have caused to be delivered to the Administrative Agent such legal opinions and other documents in respect of such acquisition and the related Foreign Acquisition Loans and Foreign Acquisition Loan Participation as the Administrative Agent shall reasonably request; and

         Each Lender or affiliate thereof making Foreign Acquisition Loans in connection with such acquisition shall have become a party to the Intercreditor Agreement in the manner specified in subsection 8.12 of the Intercreditor Agreement.

         "Structured Foreign Transaction": the financing or refinancing of any Capital Expenditure made on or after the Closing Date by the Borrower, directly or indirectly, through one or more Wholly Owned Subsidiaries in a wholly owned Foreign Subsidiary, in a transaction having the following characteristics:

         the financing or refinancing of such Capital Expenditure shall be structured in a manner determined by the Administrative Agent in its reasonable discretion to be substantially similar in effect to the financing of the HP Acquisition as reflected in the MTKG Credit Agreement and the Loan Documents referred to therein;

         the cash portion of the Capital Expenditure shall be financed or refinanced, in whole or in part, with the proceeds of Foreign Acquisition Loans made by one or more Lenders or affiliates thereof to the related Foreign Subsidiary, and any portion of such Capital Expenditure that is not financed or refinanced with the proceeds of a Foreign Acquisition Loan shall be financed with Investments by the Borrower and its Subsidiaries, directly or indirectly, in such Foreign Subsidiary;

         the Foreign Acquisition Loan incurred with the financing or refinancing of any such Capital Expenditure shall have the characteristics described in clause (d) of the definition of "Structured Foreign Acquisition Transaction"; and

         Each Lender or affiliate thereof making Foreign Acquisition Loans in connection with such Capital Expenditure shall have become a party to the Intercreditor Agreement in the manner specified in subsection 8.12 of the Intercreditor Agreement.

         "Subordinated Notes": the 8.50% Senior Subordinated Notes of the Company due 2007.

         "Subordinated Indebtedness": Indebtedness of the Company in respect of the Subordinated Notes and other Indebtedness of the Company which by its terms is subordinated to the Obligations in a manner and to an extent satisfactory to the Administrative Agent.

         "Subsequent Participant": any member state of EMU that becomes a Participating Member State after the date hereof.

         "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

         "Subsidiary Borrower": at any time, any Qualified Foreign Subsidiary of the Company designated as a Subsidiary Borrower by the Company pursuant to
Section 5.13 that has not ceased to be a Subsidiary Borrower pursuant to such Section.

         "Subsidiary Borrower Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the relevant Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans to and all other obligations and liabilities of any Subsidiary Borrower to the Administrative Agent or to any Lender (or, in the case of any Derivative Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Derivative Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Subsidiary Borrower pursuant hereto) or otherwise.

         "Subsidiary Guarantor": each Subsidiary of the Company other than any Immaterial Subsidiary or Excluded Foreign Subsidiary.

         "Target Operating Day": any day that is not a Saturday or Sunday, Christmas Day or New Year's Day or any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

         "Term Commitments": the collective reference to the Tranche A Term Loan Commitments and the Tranche B Term Loan Commitments.

         "Term Loan Lenders": the collective reference to the Tranche A Term Loan Lenders and the Tranche B Term Loan Lenders.

         "Term Loans": the collective reference to Tranche A Term Loans and Tranche B Term Loans.

         "Total Aggregate Committed Outstandings": at any time, the aggregate amount of the Aggregate Committed Outstandings of the Revolving Lenders outstanding at such time.

         "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments of the Revolving Lenders then in effect.

         "Tranche": the collective reference to Eurodollar Loans or Multicurrency Loans of any Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

         "Tranche A Term Loan": as defined in Section 2.1.

         "Tranche A Term Loan Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Company hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche A Term Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Tranche A Term Loan Commitments is $70,000,000.

         "Tranche A Term Loan Lender": each Lender that has a Tranche A Term Loan Commitment or is the holder of a Tranche A Term Loan.

         "Tranche A Term Loan Percentage": as to any Tranche A Term Loan Lender at any time, the percentage which such Lender's Tranche A Term Loan Commitment then constitutes of the aggregate Tranche A Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

         "Tranche B Term Loan": as defined in Section 2.1.

         "Tranche B Term Loan Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Company hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche B Term Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Tranche B Term Loan Commitments is $25,000,000.

         "Tranche B Term Loan Lender": each Lender that has a Tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

         "Tranche B Term Loan Percentage": as to any Tranche B Term Loan Lender at any time, the percentage which such Lender's Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

         "Treaty on European Union": the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1,
1993), as amended from time to time.

         "Transferee": any Assignee or Participant.

         "Type": as to any Term Loan or Dollar Revolving Loan, its nature as an ABR Loan, a Eurodollar Loan or a Multicurrency Loan.

         "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

         "United States": the United States of America.

         "U.S. Dollar Equivalent": with respect to an amount denominated in any currency other than U.S. Dollars, the equivalent in U.S. Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent. In making any determination of the U.S. Dollar Equivalent for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any Borrowing Date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the interest rate for such Loans is determined pursuant to the provisions of this Agreement and the other Loan Documents.

         "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

         "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Company.

1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

         As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), and the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

         The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF U.S. DOLLAR COMMITMENTS

2.1 Term Commitments. Pursuant to the Existing Credit Agreement, each Tranche A Term Loan Lender made a term loan (a "Tranche A Term Loan") in U.S. Dollars to the Company, and the Tranche A Term Loans will continue to be outstanding hereunder from and after the Closing Date. Subject to the terms and conditions hereof, each Tranche B Term Loan Lender severally agrees to make a term loan (a "Tranche B Term Loan") in U.S. Dollars to the Company on the Closing Date in an amount not to exceed the amount of the Tranche B Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.2 and 5.6.

2.2 Procedure for Tranche B Term Loan Borrowing. The Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Tranche B Term Loan Lenders make the Tranche B Term Loans on the Closing Date and specifying the amount to be borrowed. The Tranche B Term Loans made on the Closing Date shall initially be ABR Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Tranche B Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Company on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Loan Lenders in immediately available funds.

2.3 Repayment of Term Loans; Evidence of Debt. The Tranche A Term Loan of each Tranche A Term Loan Lender shall mature in 20 consecutive quarterly installments, commencing on February 1, 1999, each of which shall be in an amount equal to such Lender's Tranche A Term Loan Percentage multiplied by the amount set forth below opposite such installment (the first three of which installments were paid prior to the Closing Date):

                   Installment                            Principal Amount
                   -----------                            ----------------
                   February 1, 1999                          $2,500,000
                   May 1, 1999                               $2,500,000
                   August 1, 1999                            $2,500,000
                   November 1, 1999                          $2,500,000
                   February 1, 2000                          $3,000,000
                   May 1, 2000                               $3,000,000
                   August 1, 2000                            $3,000,000
                   November 1, 2000                          $3,000,000
                   February 1, 2001                          $3,500,000
                   May 1, 2001                               $3,500,000
                   August 1, 2001                            $3,500,000
                   November 1, 2001                          $3,500,000
                   February 1, 2002                          $4,000,000
                   May 1, 2002                               $4,000,000
                   August 1, 2002                            $4,000,000
                   November 1, 2002                          $4,000,000
                   February 1, 2003                          $4,500,000
                   May 1, 2003                               $4,500,000
                   August 1, 2003                            $4,500,000
                   November 1, 2003                          $4,500,000

         The Tranche B Term Loan of each Tranche B Term Loan Lender shall mature in 16 consecutive quarterly installments, commencing on March 1, 2000, each of which shall be in an amount equal to such Lender's Tranche B Term Loan Percentage multiplied by the amount set forth below opposite such installment:

                   Installment                            Principal Amount
                   -----------                            ----------------
                   March 1, 2000                             $1,250,000
                   June 1, 2000                              $1,250,000
                   September 1, 2000                         $1,250,000
                   December 1, 2001                          $1,250,000
                   March 1, 2001                             $1,500,000
                   June 1, 2001                              $1,500,000
                   September 1, 2001                         $1,500,000
                   December 1, 2002                          $1,500,000
                   March 1, 2002                             $1,750,000
                   June 1, 2002                              $1,750,000
                   September 1, 2002                         $1,750,000
                   December 1, 2003                          $1,750,000
                   March 1, 2003                             $1,750,000
                   June 1, 2003                              $1,750,000
                   September 1, 2003                         $1,750,000
                   November 1, 2003                          $1,750,000

         The Company hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Term Loan Lender the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in paragraphs (a) and (b) above (or on such earlier date on which the Loans become due and payable pursuant to Section 10). The Company hereby further agrees to pay interest on the unpaid principal amount of the Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 5.1.

         Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Term Loan Lender resulting from each Term Loan of such Term Loan Lender from time to time, including the amounts of principal and interest payable and paid to such Term Loan Lender from time to time in respect of such Term Loans under this Agreement.

         The Administrative Agent, on behalf of the Company, shall maintain the Register pursuant to Section 13.6(d), and a subaccount therein for each Term Loan Lender, in which shall be recorded the amount of each Term Loan made hereunder and any Note evidencing such Term Loan, the Type thereof and each Interest Period applicable thereto, the amount of any principal or interest due and payable or to become due and payable from the Company to each Term Loan Lender hereunder and both the amount of any sum received by the Administrative Agent hereunder from the Company and each Term Loan Lender's share thereof.

         The entries made in the Register and the accounts of each Term Loan Lender maintained pursuant to Section 2.3(e) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Term Loan Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Term Loans by such Term Loan Lender in accordance with the terms of this Agreement.

         The Company agrees that, upon the request to the Administrative Agent by any Term Loan Lender, the Company will execute and deliver to such Term Loan Lender a promissory note of the Company evidencing any Term Loans of such Lender, substantially in the form of Exhibit J, with appropriate insertions as to date and principal amount.

2.4 Revolving Commitments. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Dollar Revolving Loans") in U.S. Dollars to the Company from time to time during the Revolving Commitment Period so long as after giving effect thereto and to any concurrent repayment or prepayment of Loans the Available Revolving Commitment of each Revolving Lender is greater than or equal to zero and the Total Aggregate Committed Outstandings does not exceed the Total Revolving Commitments. During the Revolving Commitment Period the Company may use the Revolving Commitments by borrowing, prepaying the Dollar Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Dollar Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.5 and 5.6.

         The Company shall repay all outstanding Dollar Revolving Loans on the Revolving Termination Date.

         Each Dollar Revolving Loan outstanding under (and as defined in) the Existing Credit Agreement on the Closing Date shall constitute a Dollar Revolving Credit Loan hereunder.

2.5 Procedure for Dollar Revolving Loan Borrowing. The Company may borrow Dollar Revolving Loans under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying the amount and Type of Dollar Revolving Loans to be borrowed, the requested Borrowing Date and in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Dollar Revolving Loans made on the Closing Date shall initially be ABR Loans. Each borrowing of Dollar Revolving Loans under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then Aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $2,500,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving

Lender will make the amount of its pro rata share of each Dollar Revolving Loan borrowing available to the Administrative Agent for the account of the Company at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Company by the Administrative Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Commitment Fees, etc. The Company agrees to pay to the Administrative Agent for the account of each Lender the following commitment fees:

         for the period from and including the Closing Date until the earlier of
(x) the date which is six months after the Closing Date and (y) the date on which the Tranche B Term Loans have been fully repaid (other than prepayment with the proceeds of Senior Indebtedness), an amount computed at the rate of 0.50% per annum on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first of such dates to occur after the date hereof; and

         from the date which is the earlier of (x) the date which is six months after the Closing Date and (y) the date on which the Tranche B Term Loans have been fully repaid (other than prepayment with the proceeds of Senior Indebtedness), an amount computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Scheduled Revolving Termination Date.

         If the Tranche B Term Loans have not been fully repaid on or prior to the date which is six months after the Closing Date, the Company agrees to pay to the Administrative Agent for the account of each Tranche B Term Loan Lender a fee in an amount equal to 0.125% of the aggregate then outstanding principal amount of Tranche B Term Loans of such Lender.

         The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Company and the Administrative Agent.

2.7 Termination or Reduction of Revolving Commitments. The Company shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Aggregate Committed Outstandings would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

         On the date when the Tranche B Term Loans have been fully repaid (other than by prepayment with the proceeds of Senior Indebtedness), the Total Revolving Commitment shall be permanently reduced to $110,000,000; provided that, if after giving effect to such reduction, the Total Aggregate Committed Outstandings would exceed the Total Revolving Commitments, the Company shall prepay the Revolving Loans in accordance with Section 5.5(a) so that the aggregate amount of the then outstanding Total Aggregate Committed Outstandings is equal to or less than $110,000,000.

2.8 Repayment of Dollar Revolving Loans; Evidence of Debt. The Company hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender the then unpaid principal amount of the Dollar Revolving Loans on the Scheduled Revolving Termination Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. The Company hereby further agrees to pay interest on the unpaid principal amount of the Dollar Revolving Loans from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in Section 5.1.

         Each Revolving Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company resulting from each Dollar Revolving Loan made by it from time to time, including the amounts of principal and interest payable thereon and paid from time to time under this Agreement.

         The Administrative Agent shall maintain the Register pursuant to
Section 13.6(d), and a subaccount therein for each Revolving Lender, in which shall be recorded the date and amount of each Revolving Loan made hereunder, the date and amount of any principal or interest due and payable or to become due and payable from the Company hereunder in respect of the Dollars Revolving Loans and both the date and amount of any sum received by the Administrative Agent hereunder from the Company in respect of the Dollar Revolving Loans and each Revolving Lender's share thereof.

         The entries made in the Register and the accounts of each Revolving Lender maintained pursuant to this Section 2.8 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Revolving Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Dollar Revolving Loans made to the Company by each Revolving Lender in accordance with the terms of this Agreement.

SECTION 3. AMOUNT AND TERMS OF MULTICURRENCY COMMITMENTS

3.1 Multicurrency Commitments. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a "Multicurrency Loan") in U.S. Dollars or any Available Foreign Currency to any Borrower from time to time during the Revolving Commitment Period so long as after giving effect thereto and to any concurrent repayment or prepayment of Loans the Available Revolving Commitment of each Revolving Lender is greater than or equal to zero, the aggregate outstanding principal amount of Multicurrency Loans does not exceed an amount of which the U.S. Dollar Equivalent is $25,000,000 and the Total Aggregate Committed Outstandings does not exceed the Total Revolving Commitments. During the Revolving Commitment Period, any Borrower may borrow Multicurrency Loans under the Revolving Commitments by borrowing, repaying the Multicurrency Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

         Each Multicurrency Loan outstanding under (and as defined in) the Existing Credit Agreement on the Closing Date shall constitute a Multicurrency Loan hereunder.

3.2 Procedure for Multicurrency Borrowings. Any Borrower may request the Revolving Lenders to make Multicurrency Loans during the Revolving Commitment Period on any Business Day provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., London time, three Business Days prior to the requested Borrowing Date), specifying in each case the amount and currency to be borrowed, the requested Borrowing Date and the length of the initial Interest Period therefor. Each borrowing of Multicurrency Loans under the Revolving Commitments shall be in an amount in U.S. Dollars equal to, or an amount in an Available Foreign Currency of which the U.S. Dollar Equivalent is equal to, at least $2,500,000 (or, if the then Aggregate Available Revolving Commitments are less than $2,500,000, such lesser amount). Upon receipt of any such notice from any Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Not later than 12:00 P.M. Noon, London time, on the requested Borrowing Date, each Revolving Lender shall make an amount equal to its Revolving Percentage of the principal amount of Multicurrency Loans requested to be made on such Borrowing Date available to the Administrative Agent at the Administrative Agent's funding office for the applicable currency specified by the Administrative Agent from time to time by notice to the Revolving Lenders and in immediately available funds. The amounts made available by each Revolving Lender will then be made available to the relevant Borrower at the funding office for the relevant Available Foreign Currency specified from time to time by the Administrative Agent by notice to the Revolving Lenders and in like funds as received by the Administrative Agent.

3.3 Repayment of Multicurrency Loans; Evidence of Debt. Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Multicurrency Loan of such Revolving Lender to such Borrower on the Revolving Termination Date and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement. Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Multicurrency Loans advanced to it and from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in Section 5.1.

         Each Revolving Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Revolving Lender resulting from each Multicurrency Loan of such Revolving Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Lender from time to time under this Agreement.

         The Administrative Agent shall maintain the Register pursuant to
Section 13.6(d), and a subaccount therein for each Revolving Lender, in which shall be recorded the amount of each Multicurrency Loan made hereunder, the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Revolving Lender hereunder in respect of the Multicurrency Loans and both the amount of any sum received by the Administrative Agent hereunder from each Borrower in respect of the Multicurrency Loans and each Revolving Lender's share thereof.

         The entries made in the Register and the accounts of each Revolving Lender maintained pursuant to Section 3.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Revolving Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of such Borrower to repay (with applicable interest) the Multicurrency Loans made to such Borrower by such Revolving Lender in accordance with the terms of this Agreement.

3.4 Redenomination and Alternative Currencies. Each obligation under this Agreement of a party to this Agreement which has been denominated in the National Currency Unit of a Subsequent Participant shall be redenominated into the euro unit in accordance with EMU legislation immediately upon such Subsequent Participant becoming a Participating Member State (but otherwise in accordance with EMU Legislation).

SECTION 4. LETTERS OF CREDIT

4.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 4.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Company on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Obligations would exceed the L/C Commitment or the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Scheduled Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

         Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

         The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

         Each Letter of credit issued under (and as defined in) the Existing Credit Agreement, constitutes a "Letter of Credit" hereunder.

4.2 Procedure for Issuance of Letter of Credit. The Company may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Company. The Issuing Lender shall furnish a copy of such Letter of Credit to the Company promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

4.3 Fees and Other Charges. The Company will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Company shall pay to the Issuing Lender for its own account a fronting fee of 1/8 of 1% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

         In addition to the foregoing fees, the Company shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

4.4 L/C Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Company in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

         If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 4.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 4.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

         Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 4.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

4.5 Reimbursement Obligation of the Company. The Company agrees to reimburse the Issuing Lender within two Business Days of the date on which the Issuing Lender notifies the Company of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Company under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in until the second Business Day following the date of notice to the Company of the applicable drawing, Section 5.1(b) and thereafter, Section 5.1(d).

4.6 Obligations Absolute. The Company's obligations under this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Company may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Company also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Company's Reimbursement Obligations under Section 4.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Company agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Company and shall not result in any liability of the Issuing Lender to the Company.

4.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Company of the date and amount thereof. The responsibility of the Issuing Lender to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

4.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 4, the provisions of this Section 4 shall apply.

SECTION 5. GENERAL PROVISIONS APPLICABLE TO THE LOANS

5.1 Interest Rates and Payment Dates. Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

         Each ABR Loan shall bear interest for each day it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin.

         Each Multicurrency Loan shall bear interest (payable in the Available Foreign Currency in which such Multicurrency Loan is denominated) for each day during each Interest Period with respect thereto at a rate per annum equal to the applicable Eurocurrency Rate determined for such Interest Period plus the Applicable Margin in effect for such day.

         If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

         Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

5.2 Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and Loans denominated in Pounds Sterling, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The

Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of a Eurodollar Rate or a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.

         Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of a Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 5.1(a).

         If the Multicurrency Reference Lender shall for any reason no longer have a Revolving Commitment or any Multicurrency Loans, the Multicurrency Reference Lender shall thereupon cease to be the Multicurrency Reference Lender, and the Administrative Agent (after consultation with the Company and the Revolving Lenders) shall, by notice to the Company and the Lenders, designate another Revolving Lender as the Multicurrency Reference Lender.

         The Multicurrency Reference Lender shall use its best efforts to furnish a quotation of rates to the Administrative Agent as contemplated hereby. If the Multicurrency Reference Lender shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall, subject to the provisions of Section 5.3, be determined by the Administrative Agent in consultation with the Company.

5.3 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

         the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the Eurocurrency Rate with respect to the currency in which a Loan or a requested Loan is denominated (the "Affected Currency"), as the case may be, for such Interest Period, or the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate or the Eurocurrency Rate, as the case may be, determined or to be determined with respect to such Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the relevant Lenders as soon as practicable thereafter. If such notice is given (w) any Eurodollar Loans or Multicurrency Loans, as the case may be, under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans in U.S. Dollars, (x) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted into or continued as ABR Loans, (y) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (z) any Multicurrency Loans to which such Interest Period relates shall be repaid on the last day of the then current Interest Period. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans or Multicurrency Loans under the relevant Facility shall be made or continued as such, nor shall the Borrowers have the right to convert Loans under the relevant Facility to Eurodollar Loans, as the case may be, provided that Loans may continue to be made, converted or continued, as the case may be, in U.S. Dollars or Available Foreign Currencies other than the Affected Currency.

5.4 Optional Prepayments. The Company may at any time and from time to time prepay the Dollar Revolving Loans and, subject to Section 5.4(c), the Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company shall also pay any amounts owing pursuant to Section 5.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Dollar Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Dollar Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

         The Borrowers may at any time and from time to time prepay, without premium or penalty, the Multicurrency Loans, in whole or in part, upon at least three Business Days' irrevocable notice to the Administrative Agent specifying the date and amount of prepayment; provided, that if a Multicurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the relevant Borrower shall also pay any amounts owing pursuant to
Section 5.11. Upon the receipt of any such notice, the Administrative Agent shall promptly notify each Revolving Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments of Multicurrency Loans shall be in an aggregate principal amount of which the U.S. Dollar Equivalent is at least $1,000,000.

         Any optional prepayment made to the Term Loans under any Facility pursuant to Section 5.4(a) shall be applied to reduce the then remaining installments of the Term Loans under such Facility, pro rata based on the then remaining number of installments thereof, after giving effect to all prior reductions (i.e., each then remaining installment of the Tranche A Term Loans or Tranche B Term Loans, as the case may be, shall be reduced by an amount equal to the aggregate amount to be applied to the Tranche A Term Loans or Tranche B Term Loans, as the case may be, divided by the number of the then remaining installments for such Tranche A

Term Loans or Tranche B Term Loans); provided, that if the amount to be so applied to any installment would exceed the then remaining amount of such installment, then an amount equal to such excess shall be applied to the next succeeding installment after giving effect to all prior reductions thereto (including the amount of prepayments theretofore allocated pursuant to the preceding portion of this sentence).

5.5 Mandatory Prepayments and Commitment Reductions. If, at any time during the Revolving Commitment Period, for any reason the Aggregate Committed Outstandings of all Revolving Lenders exceed the Total Revolving Commitments then in effect, the Company shall, without notice or demand, immediately prepay the Revolving Loans and/or the Borrowers shall, without notice or demand, immediately prepay the Multicurrency Loans such that the sum of the aggregate principal amount of the Revolving Loans so prepaid and the U.S. Dollar Equivalent of the aggregate principal amount of the Multicurrency Loans so prepaid, equals or exceeds the amount of such excess.

         Unless the Required Prepayment Lenders shall otherwise agree, if any Capital Stock of the Company shall be sold or issued by the Company (other than in connection with options exercisable for the purchase of Capital Stock or compensation-related transactions with officers, employees or directors, to the extent the aggregate Net Cash Proceeds thereof do not exceed $15,000,000 in any fiscal year of the Company), the Net Cash Proceeds of such sale or issuance shall be applied on the date such Net Cash Proceeds are received: to prepay the then outstanding Tranche B Term Loans until such Loans have been fully repaid, and an amount equal to 50% of the remaining Net Cash Proceeds thereof shall be applied on the date of such sale or issuance, unless a Reinvestment Notice shall be delivered in respect of such sale or issuance, toward the prepayment of the Tranche A Term Loans and the Revolving Loans as set forth in Section 5.5(e), provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant sale or issuance shall be applied toward the prepayment of Tranche A Term Loans and the Revolving Loans as set forth in Section 5.5(e).

         Unless the Required Prepayment Lenders shall otherwise agree, if on any date, the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect of such Recovery Event or Asset Sale, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 5.5(e); provided, that, notwithstanding the foregoing, the aggregate Net Cash Proceeds of Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed, on any date which this Agreement is in effect, 20% of the net fixed asset value plus inventory of the Company and its Subsidiaries, on a consolidated basis, as of the last day of the fiscal year of the Company most recently ended prior to such date and on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 5.5(e).

         Notwithstanding the foregoing, mandatory prepayments of Revolving Loans or Multicurrency Loans that would otherwise be required pursuant to this Section
5.5 solely as a result of fluctuations in Exchange Rates from time to time shall only be required to be made pursuant to this Section 5.5 on the last Business Day of each month on the basis of the Exchange Rate in effect on such Business Day.

         Subject to Section 5.5(b), amounts to be applied in connection with prepayments made pursuant to Section 5.5 shall be applied, first, pro rata to the prepayment of the Term Loans and, second, to the prepayment of the Dollar Revolving Loans or, if the Borrowers elect, the Multicurrency Loans. The application of any prepayment of Term Loans or Dollar Revolving Loans pursuant to this Section 5.5 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 5.5 (except in the case of Dollar Revolving Loans that are ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

         Notwithstanding the foregoing, if (i) (x) the Company fails to consummate either of the Acquisitions on or prior to October 29, 1999 in accordance with the Acquisition Documentation delivered to the Administrative Agent on the Closing Date pursuant to Section 7.1(b), provided that the terms and conditions of the related Acquisition Documentation may not have been amended, waived or modified as to price, consideration, conditions, termination or expiration or in any other material respect without the prior approval of the Administrative Agent and the Required Lenders or (y) any Governmental Authority declines to approve an Acquisition as listed on Schedule 7.1(d) and (ii) the Tranche B Term Loans have not been fully prepaid and the Total Revolving Commitments have not been reduced to $110,000,000 pursuant to Section 5.5(b), then (A) in the case of the Brazilian Acquisition, the Company shall immediately repay $27,000,000 and (B) in the case of the Austrian Acquisition, the Company shall immediately repay $13,000,000, in each case to be applied pro rata between the Tranche B Term Loans and the Revolving Loans until the Tranche B Term Loans have been repaid in full; provided that any such prepayments of the Revolving Loans shall permanently reduce the Total Revolving Commitments until the Total Revolving Commitments is equal to $110,000,000.

5.6 Conversion and Continuation Options. The Company may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

         Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Company shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

         Any Multicurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided, that if the relevant Borrower shall fail to give such notice or if any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined that such continuation would not be appropriate, such Multicurrency Loans shall automatically be continued for an Interest Period of one month.

5.7 Limitations on Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, immediately after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Tranche shall be equal to $2,500,000 or a whole multiple of $1,000,000 in excess thereof and the aggregate principal amount of the Multicurrency Loans comprising each Tranche shall be in an amount which is, or of which the U.S. Dollar Equivalent is, at least $2,500,000.

5.8 Pro Rata Treatment and Payments. Each borrowing by a Borrower from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Loan Percentages, Tranche B Term Loan Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

         Each payment (including each prepayment) by the Company on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

         Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

         All payments (including prepayments) to be made by the Company hereunder in respect of amounts denominated in Dollars, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.

         All payments (including prepayments) to be made by a Borrower on account of Multicurrency Loans hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, London time (or, in the case of payments in euro units, 12:00 Noon, Frankfurt time), on the due date thereof to the Administrative Agent, for the account of the Revolving Lenders, at the payment office for the currency of such Multicurrency Loans specified from time to time by the Administrative Agent by notice to the Revolving Lenders, in the currency of such Multicurrency Loans and in immediately available funds. The Administrative Agent shall distribute such payments to the Revolving Lenders entitled to receive the same promptly upon receipt in like funds as received.

         If any payment hereunder (other than payments on the Eurodollar Loans or Multicurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan or a Multicurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

         A payment shall be deemed to have been made by the Administrative Agent on the date on which it is required to be made under this Agreement if the Administrative Agent has, on or before that date, taken all relevant steps to make that payment. With respect to the payment of any amount denominated in euro, the Administrative Agent shall not be liable to any Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds in the euro unit to the account with the bank in the principal financial center in the Participating Member State which the relevant Borrower or, as the case may be, any Lender shall have specified for such purpose. In this paragraph
(g), "all relevant steps" means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of euro.

         Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate (in the case of a borrowing of Dollar Revolving Loans or Term Loans) and the Administrative Agent's reasonable estimate of its average daily cost of funds (in the case of a borrowing of Multicurrency Loans), in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount (together with interest thereon from the date such amount was made available to such Borrower (i) at the rate per annum applicable to ABR Loans hereunder (in the case of a borrowing of Dollar Revolving Loans or Term Loans) or (ii) the Administrative Agent's reasonable estimate of its average daily cost of funds plus the Applicable Margin applicable to Multicurrency Loans (in the case of a borrowing of Multicurrency Loans)), on demand, from the applicable Borrower.

         Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment being made hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

         Any amount payable by the Administrative Agent to the Lenders under this Agreement in the currency of a Participating Member State shall be paid in the euro unit.

         If, in relation to the currency of any Subsequent Participant, the basis of accrual of interest or fees expressed in this Agreement with respect to such currency shall be inconsistent with any convention or practice in the London Interbank Market or, as the case may be, the Paris Interbank Market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such Subsequent Participant becomes a Participating Member State; provided, that if any Loan in the currency of such Subsequent Participant is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

5.9 Rounding and Other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation and without prejudice to the respective liabilities for indebtedness of the Borrowers to the Lenders and the Lenders to the Borrowers under or pursuant to this Agreement and without increasing the Revolving Commitment of any Lender:

         the Multicurrency Loans and each reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency denomination of a Subsequent Participant to be paid to or by the Administrative Agent shall, immediately upon such Subsequent Participant becoming a Participating Member State, be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro unit as the Administrative Agent may from time to time specify; and

         except as expressly provided in this Section 5.8, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the adoption of the euro in any Participating Member State and any relevant market conventions or practices relating to the euro.

5.10 Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

         shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan or Multicurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Excluded Taxes and Non-Excluded Taxes covered by Section 5.10 and changes in the rate of tax on the overall net income of such Lender);

         shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the Eurocurrency Rate hereunder, including, without limitation, the imposition of any reserves with respect to Eurocurrency Liabilities under Regulation D of the Board; or

         shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or Multicurrency Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, provided that such Lender shall have given notice to the Company within 180 days after it becomes aware or, in the exercise of reasonable care, should have been aware of the event giving rise to such payment obligation. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

         If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction, provided that such Lender shall have given notice to the Company within 180 days after it becomes aware or, in the exercise of reasonable care, should have been aware of the event giving rise to such payment obligation.

         A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.11 Taxes. All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) ("Excluded Taxes") imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the

Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except, in each case, to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the applicable Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

         In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

         Whenever any Non-Excluded Taxes or Other Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If a Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

         Each Lender (or Transferee) that is not a United States person as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit H and a Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Company under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

         A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

         The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.12 Indemnity. Each of the Borrowers agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans or Multicurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, default by such Borrower in making any prepayment of or conversion from Eurodollar Loans or Multicurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or the making of a prepayment of Eurodollar Loans or Multicurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Company by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.13 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 5.9 or 5.10(a) with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 5.9 or 5.10(a).


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

5.14 Subsidiary Borrowers. The Company may designate any Qualified Foreign Subsidiary of the Company as a Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Subsidiary Borrower at a time when any principal of or interest on any Loan to such Subsidiary Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate such Subsidiary Borrower's right to make further borrowings under this Agreement. It is understood that the Borrowing Subsidiary Agreement of DII International Holdings C.V. dated as of October 30, 1998 shall remain in effect.

5.15 Replacement of Lenders. The Company shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 5.9 or 5.10(a) or defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that such replacement does not conflict with any Requirement of Law, no Event of Default shall have occurred and be continuing at the time of such replacement, prior to any such replacement, such Lender shall have taken no action under Section 5.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section
5.9 or 5.10(a), the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, the Company shall be liable to such replaced Lender under
Section 5.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, the replaced Lender shall be obligated to make such replacement in accordance with the provisions of
Section 13.6 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 5.9 or 5.10(a), as the case may be, and any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

5.16 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change Lending Installation from time to time; provided that such Lender shall be solely responsible with respect to any Loans so booked, and the Borrowers and the Administrative Agent shall be entitled to deal solely with the Lender with respect to such Loans. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Section 13.2, designate


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

replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

SECTION 6. REPRESENTATIONS AND WARRANTIES

         To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of the Company and each Subsidiary Borrower (to the extent such representation relates to such Subsidiary Borrower) hereby represents and warrants to the Administrative Agent and each Lender that:

6.1 Financial Condition. The unaudited pro forma consolidated balance sheet of the Company and its consolidated Subsidiaries as at July 31, 1999 (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to the consummation of the Acquisitions, the Loans to be made on the Closing Date and the use of proceeds thereof and the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Company as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Company and its consolidated Subsidiaries as at July 31, 1999, assuming that the events specified in the preceding sentence had actually occurred at such date.

         The audited consolidated balance sheets of the Company as at January 3, 1999 and December 28, 1997, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Company as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Company as at July 4, 1999, and April 4, 1999, and the related unaudited consolidated statements of income and cash flows for each of the thirteen-week periods ended on such dates, present fairly the consolidated financial condition of the Company as at such dates, and the consolidated results of its operations and its consolidated cash flows for the thirteen-week periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Company and its Subsidiaries, taken as a whole, do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from January 3, 1999 to and including the date hereof there has been no Disposition by the Company of any material part of its business or property.

6.2 No Change. Since January 3, 1999 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect, except as


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

disclosed in the Confidential Information Package (or incorporated by reference therein), a copy of which has been delivered to each Lender.

6.3 Corporate Existence; Compliance with Law. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and is in compliance with all Requirements of Law, except to the extent that the failure to comply with any of the foregoing clauses (c) or (d) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents and Acquisition Documentation to which it is a party and, in the case of the Borrowers, to borrow hereunder and, in the case of each Loan Party which is a party to the Austrian Acquisition Agreement, to consummate the Austrian Acquisition and, in the case of each Loan Party which is a party to the Brazilian Acquisition Agreement to consummate the Brazilian Acquisition. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisitions and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 6.4, which consents (except as otherwise disclosed in Schedule 6.4), authorizations, filings and notices have been obtained or made and are in full force and effect and the filings referred to in Section 6.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder, the use of the proceeds thereof and the consummation of the Acquisitions will not violate any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No

Requirement of Law or Contractual Obligation applicable to the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

6.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of their respective properties or revenues with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or the Acquisitions, or that could reasonably be expected to have a Material Adverse Effect.

6.7 No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

6.8 Ownership of Property; Liens. Each of the Company and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 9.3.

6.9 Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Company know of any valid basis for any such material claim. The use of Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person in any material respect.

6.10 Taxes. Each of the Company and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of such Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

6.11 Federal Regulations. No part of the proceeds of any Loans will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

6.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of such party, threatened; hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and all payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.

6.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Plan has complied in all respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Company nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

6.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

6.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Company in writing from time to time after the Closing Date, Schedule 6.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and other rights under the Company's 1994 Stock Incentive Plan, 1994 Employee Stock Purchase Plan and Non-Employee Directors Stock Compensation Plan granted to employees or directors and directors' qualifying shares and the Amended and Restated Certificate of Incorporation of the LMS, as in effect on the date hereof) of any nature relating to any Capital Stock of the Company or any Subsidiary, except as created by the Loan Documents.

6.16 Use of Proceeds. The proceeds of the Tranche A Term Loans were used to make an equity contribution to DII International Holdings C.V., a wholly owned Dutch subsidiary of the Company (which used such proceeds to fund the purchase price of the HP Acquisition), and to pay fees and expenses related to the HP Acquisition.

         The Tranche B Term Loans will be used to finance the Acquisitions and to pay related fees and expenses.

         The proceeds of the Revolving Loans made, and the Letters of Credit issued, after the Closing Date will be used to finance the Acquisitions and to pay related fees and expenses, to finance the Borrower's purchase of Foreign Acquisition Loan Participations and other Investments of the Borrower and its Subsidiaries in connection with Qualified Foreign Transactions and for general corporate purposes in the ordinary course of business.

6.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

         the facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

         neither the Company nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Company or any of its Subsidiaries (the "Business"), nor does such party have knowledge or reason to believe that any such notice will be received or is being threatened;

         Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

         no judicial proceeding or governmental or administrative action is pending or, to the knowledge of such party, threatened, under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

         there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

         the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

         neither the Company nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

6.18 Accuracy of Information, etc. Other than the projections and pro forma financial information referred to in the next sentence, the statements and information contained in this Agreement, the other Loan Documents, the Confidential Information Package and all other documents, certificates and written statements (as the same may have been updated or supplemented, provided such update or supplement has been furnished to the Administrative Agent and the Lenders prior to the date of this Agreement) furnished by or on behalf of the Loan Parties to the Administrative Agent and the Lenders for use in connection with the transactions contemplated by this Agreement and the other Loan Documents, do not contain, as of the date of this Agreement, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties contained in the Acquisition Documentation are true and correct in all material respects; provided, that the respective representations and warranties of Micro Eletronica Ltda. and Ericsson Austria AG contained therein are understood to be true and correct in all material respects to the best of the Company's knowledge. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Package or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents. It is understood that, to the best of the Company's knowledge, any information with respect to each target of the Acquisitions that has been or will be made available by the Company to the Administrative Agent and the Arranger is, or will be when furnished, complete and correct in all material respects.

6.19 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.


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

In the case of certificated Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 6.19 in appropriate form are filed in the offices specified on Schedule 6.19, the Guarantee and Collateral Agreement shall constitute a fully perfected (to the extent perfection is permitted or provided for under any applicable foreign law) Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 9.3).

6.20 Solvency. Each Loan Party is, and after giving effect to the Acquisitions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

6.21 Year 2000 Matters. Any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips material to the conduct of business, in either case owned or operated by the Company or any of its Subsidiaries or used or relied upon in the conduct of their business (including any such systems and other equipment supplied by others or with which the computer systems of the Company or any of its Subsidiaries interface), and the testing of all such systems and other equipment as so reprogrammed, will be completed in all material respects by November 1, 1999. The costs to the Company and its Subsidiaries that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 could not reasonably be expected to result in a Default or Event of Default or to have a Material Adverse Effect. Except for any reprogramming referred to above, the computer systems of the Company and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient for the conduct of their business as currently conducted.

6.22 Certain Documents. The Company has delivered to the Administrative Agent (with a copy for each Lender) a complete and correct copy of the Acquisition Documentation in form and effect on the date hereof, including any amendments, supplements or modifications with respect to any of the foregoing.

6.23 Immaterial Subsidiaries. The aggregate book value of the assets of each Immaterial Subsidiary set forth on Schedule 1.1C does not exceed, for any such Immaterial Subsidiary, 5% of the aggregate book value of the assets of the Company and its Subsidiaries taken as a whole and the aggregate book value of the assets of all such Immaterial Subsidiaries taken together does not exceed 10% of the aggregate book value of the assets of the Company and its Subsidiaries taken as a whole.

         The revenues of each Immaterial Subsidiary set forth on Schedule 1.1C in any fiscal year shall not exceed, for any such Immaterial Subsidiary, 5% of the revenues of the Company and its Subsidiaries taken as a whole for such fiscal year and the revenues all such Immaterial Subsidiaries taken together shall not exceed, for any fiscal year, 10% of the revenues of the Company and its Subsidiaries taken as a whole for such fiscal year.

         Notwithstanding the foregoing, the Company shall not be deemed to have made an untrue representation under this Section 6.23 if the Company shall redesignate any Immaterial Subsidiary as a Material Subsidiary by notice to the Administrative Agent delivered at the time of delivery of the Company's audited financial statements for any fiscal year demonstrating that such redesignation is required in order to comply with the foregoing provisions of this Section 6.23.

SECTION 7. CONDITIONS PRECEDENT

7.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date (but in any event no later than September 30, 1999), of the following conditions precedent:

         Loan Documents. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Company and each Person listed on Schedule 1.1A, the Guarantee and Collateral Agreement, executed and delivered by the Company and each Subsidiary Guarantor, an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party and the Intercreditor Agreement, executed and delivered by a duly authorized officer of the parties thereto.

         Acquisition Documents. The Administrative Agent shall have received certified true copies of the Acquisition Documentation, in each case, in form and effect on the Closing Date.

         Pro Forma Balance Sheet. The Lenders shall have received the Pro Forma Balance Sheet.

         Approvals. All governmental and third party approvals necessary in connection with the Acquisitions, the continuing operations of the Company and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisitions or the financing contemplated hereby, other than those approvals listed on Schedule 7.1(d).

         Business Plan. The Lenders shall have received a business plan for the Company and its Subsidiaries for the four fiscal years ending December 31, 2003 for the period from the Closing Date through the final maturity of the Term Loans.

         Fees. The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Company to the Administrative Agent on or before the Closing Date.

         Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments.

         Legal Opinion. The Administrative Agent shall have received the executed legal opinion of Curtis, Mallet-Prevost, Colt & Mosle counsel to the Company and its Subsidiaries, substantially in the form of Exhibit G-1.

     The legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

         Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received the certificates representing the shares of Capital Stock that are certificated pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and each promissory note (if any) pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

         Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected (to the extent perfection is permitted or provided for under any applicable foreign law) Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 9.3), shall be in proper form for filing, registration or recordation.

         Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit I hereto, from the Chief Financial Officer of the Company.

         Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

7.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

         Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

         No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by the Company as of the date of such extension of credit that the conditions contained in this
Section 7.2 have been satisfied. In addition, each borrowing by a Subsidiary Borrower hereunder shall constitute a representation and warranty by such Subsidiary Borrower (insofar as such conditions relate to representations and warranties or covenants or agreements of such Subsidiary Borrower) as of the date thereof that the conditions contained in this Section 7.2 have been satisfied.

7.3 Each Subsidiary Borrower Credit Event. The agreement of each Revolving Lender to make the initial extension of credit requested to be made by it to any Subsidiary Borrower on any date is subject to the satisfaction of the following conditions precedent:

         Borrowing Subsidiary Agreement. The Administrative Agent shall have received the Borrowing Subsidiary Agreement for such Subsidiary Borrower executed and delivered by the Company and such Subsidiary Borrower.

         Opinions. The Administrative Agent shall have received a satisfactory written opinion of reputable counsel for such Subsidiary Borrower, substantially in the form of Exhibit G-2, and covering such other matters relating to such Subsidiary Borrower or its Borrowing Subsidiary Agreement as the Administrative Agent shall reasonably request.

         Other Documents. The Administrative Agent shall have received a Closing Certificate in the form of Exhibit E hereto, with appropriate insertions and attachments, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary Borrower, the authorization of the transactions contemplated hereby relating to such Subsidiary Borrower and any other legal matters relating to such Subsidiary Borrower, its Borrowing Subsidiary Agreement or such transactions, all in form and substance satisfactory to the Administrative Agent.

SECTION 8. AFFIRMATIVE COVENANTS

         The Company agrees, and each Subsidiary Borrower agrees (to the extent specifically applicable to such Subsidiary Borrower), that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each such party shall and shall cause each of its Subsidiaries to:

8.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

         as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

         as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited condensed consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited condensed consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).


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

8.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):

         concurrently with the delivery of any financial statements pursuant to
Section 8.1, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and in the case of quarterly or annual financial statements,
(x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Company and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date), together with evidence satisfactory to the Administrative Agent that all actions required to perfect the security interest (if required under this Agreement or any other Loan Document) of the Lenders in such property have been taken;

         as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Company, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

         within 45 days after the end of each fiscal quarter of the Company, a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

         no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed material amendment, supplement, waiver or other modification with respect to the Acquisition Documentation;

         within five days after the same are sent, copies of all financial statements and reports that the Company sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC; and

         promptly, such additional financial and other information as any Lender may from time to time reasonably request.

8.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.

8.4 Maintenance of Existence; Compliance. Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section
9.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

8.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable times on any Business Day and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants, with prior notice to the Company or its Subsidiaries and subject to reasonable security and confidentiality procedures.

8.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

         the occurrence of any Default or Event of Default;

         any default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries or litigation, investigation or proceeding that may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

         any litigation or proceeding affecting the Company or any of its Subsidiaries in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

         the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

         any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 8.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary proposes to take with respect thereto.

8.8 Environmental Laws. Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

         Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

8.9 Additional Collateral, etc. With respect to any property acquired after the Closing Date by the Company or any of its Subsidiaries (other than (x) any property described in paragraph (b) or (c) below, (y) any property subject to a Lien expressly permitted by Section 9.3(g) and (z) property acquired by any Excluded Foreign Subsidiary or Immaterial Subsidiary) as to which the Collateral Agent, for the benefit of the Lenders, does not have a perfected (to the extent perfection is permitted or provided for under any applicable foreign law) Lien, promptly execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a security interest in such property and take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected (to the extent perfection is permitted or provided for under any applicable foreign law) first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent.

         With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary or an Immaterial Subsidiary) created or acquired after the Closing Date by the Company (which, for the purposes of this paragraph (b), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or an Immaterial Subsidiary), the Company or any of its Subsidiaries, promptly execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected (to the extent perfection is permitted or provided for under any applicable foreign law) first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Company or any of its Subsidiaries, deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, cause such new Subsidiary to become a party to the Guarantee and Collateral Agreement, to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent and to deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit E, with appropriate insertions and attachments, and if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

         With respect to any new Excluded Foreign Subsidiary (other than an Immaterial Subsidiary) created or acquired after the Closing Date by the Company or any of its Domestic Subsidiaries, promptly execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected (to the extent perfection is permitted or provided for under any applicable foreign law) first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Company or any of its Domestic Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), deliver to the Collateral Agent the certificates representing such Capital Stock (if such Capital Stock is certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Domestic Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect (to the extent perfection is permitted or provided for under any applicable foreign law) the Collateral Agent's security interest therein, and if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

SECTION 9. NEGATIVE COVENANTS

         The Company agrees and each Subsidiary Borrower agrees (to the extent specifically applicable to such Subsidiary Borrower) that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each such party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

9.1 Financial Condition Covenants.

         Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of the Company as at any day during the periods set forth below to exceed the ratio set forth below opposite such period (it being understood that, notwithstanding the dates set forth below, any step-down in the Consolidated Leverage Ratio shall occur on the last day of the fiscal quarter concluding closest to any date set forth below):

                                                        Consolidated
                       Period                          Leverage Ratio
                       ------                          --------------
         Closing Date - January 2, 2000                     4.25
         January 3, 2000 - December 31, 2000                3.75
         January 1, 2001 - December 30, 2001                3.50
         December 31, 2001 - December 29, 2002              3.25
         December 30, 2002 and thereafter                   3.00

         Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with the fiscal quarter concluding closest to any date set forth below to be less than the ratio set forth below opposite such date:

                                                    Consolidated Interest
                 Fiscal Quarter                         Coverage Ratio
                 --------------                     ---------------------
              September 30, 1999                            3.00
              December 31, 1999                             3.25
              March 31, 2000                                3.25
              June 30, 2000                                 3.25
              September 30, 2000                            3.25
              December 31, 2000 and thereafter              3.50

         Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of $175,000,000 and 50% of cumulative Consolidated Net Income for each fiscal quarter of the Company (beginning with the fiscal quarter ending January 3, 1999) for which Consolidated Net Income is positive less the aggregate purchase price of shares of the Company's common stock repurchased by the Company of up to $25,000,000.

9.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

         Indebtedness of any Loan Party pursuant to any Loan Document;

         Indebtedness of the Company to any Subsidiary and of any Wholly Owned Subsidiary to the Company or any other Subsidiary so long as, if applicable, the provisions of Section 9.8(h) are complied with or Indebtedness of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

         Guarantee Obligations by the Company or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary;

         Indebtedness outstanding on the date hereof and listed on Schedule 9.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

         Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 9.3(g) in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding;

         Indebtedness of MTKG in respect of the MTKG Credit Agreement and Guarantee Obligations of the Company and DII International Holdings C.V., a wholly-owned foreign subsidiary of the Company, in respect of such Indebtedness;

         additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for the Company and all Subsidiaries) not to exceed $25,000,000 at any one time outstanding;

         subordinated Indebtedness that requires no principal repayment prior to the date which is six months following the Scheduled Revolving Termination Date, has subordination terms reasonably acceptable to the Administrative Agent and bears interest at an annual rate of not more than the three month Eurodollar Rate plus 10%;

         Indebtedness under Derivative Agreements entered into by the Company or any of its Subsidiaries to protect against changes in interest rates or currency exchange rates or commodity prices or similar risks and not for speculative purposes (but in any event excluding any Derivative Agreements under which the Company or any of its Subsidiaries may become obligated to make any payments resulting from changes in market values of the Subordinated Notes or any Capital Stock of the Company);

         Indebtedness in connection with one or more standby or trade letters of credit or performance, surety or appeal bonds issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit in an aggregate amount not to exceed $25,000,000 at any one time outstanding;

         Indebtedness of any Foreign Subsidiary or any Foreign Acquisition Subsidiary in respect of Foreign Acquisition Loans in connection with any Qualified Foreign Transaction or Guarantee Obligations of the Borrower, any Foreign Acquisition Subsidiary Holding Borrower and any Domestic Subsidiary that holds Capital Stock of any Foreign Subsidiary or any Foreign Acquisition Subsidiary Holding Borrower pursuant to a Foreign Acquisition Loan Guarantee; and

         Indebtedness of the Company to the LMS pursuant to the Make-Well Agreement.

9.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

         Liens for taxes, assessments or governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

         carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

         pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

         deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

         Liens in existence on the date hereof listed on Schedule 9.3(f), securing Indebtedness permitted by Section 9.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

         (I) Liens securing Indebtedness of the Company or any other Subsidiary incurred pursuant to Section 9.2(e) to finance the acquisition of fixed or capital assets, provided that such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the amount of Indebtedness secured thereby is not increased and does not exceed the acquisition cost of such fixed or capital assets and (II) Liens on any assets acquired by the Company or any Subsidiary, which Liens were not created in contemplation of such acquisition, provided that such Liens do not at any time encumber any property other than the assets so acquired;

         Liens created pursuant to the Security Documents;

         any interest or title of a lessor under any lease entered into by the Company or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

         Liens created pursuant to the Security Documents under the MTKG Credit Agreement;

         Liens not otherwise permitted by this Section so long as neither the aggregate outstanding principal amount of the obligations secured thereby nor the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Company and all Subsidiaries) $5,000,000 at any one time; and

         Liens created pursuant to any Foreign Acquisition Loan Security Documents in connection with any Qualified Foreign Transaction.

9.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business (except as permitted by Section 9.5), except that:

         any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

         any Subsidiary of the Company may be merged or consolidated with or into any Person (provided that the continuing or surviving entity of such merger or consolidation shall be a Subsidiary and the Company shall comply with the provisions of Section 8.9 with respect thereto) to the extent the acquisition of such Person is an Investment permitted under Section 9.8;

         any Non-Guarantor Subsidiary may merge or consolidate with or into any other Non Guarantor Subsidiary;


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

         any Non-Guarantor Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary; and

         any Subsidiary of the Company may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any Wholly Owned Subsidiary Guarantor.

9.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

         the Disposition of obsolete or worn out property in the ordinary course of business;

         the sale of inventory in the ordinary course of business;

         Dispositions permitted by Section 9.4(d) or (e);

         the sale or issuance of any Subsidiary's Capital Stock to the Company or any Wholly Owned Subsidiary Guarantor or the sale or issuance of the Capital Stock of any Non-Guarantor Subsidiary to any Non-Guarantor Subsidiary;

         Dispositions of other property having a fair market value, in the aggregate on any date while this Agreement is in effect, not to exceed 10% in respect of fiscal year 1998, 20% in respect of fiscal year 1999 or 25% thereafter of the net fixed asset value of the Company and its Subsidiaries, on a consolidated basis, as determined on the last day of the fiscal year of the Company most recently ended prior to such date;

         Dispositions described on Schedule 9.5(f); and

         Dispositions permitted by Section 9.11

9.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Subordinated Notes or Capital Stock of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary or enter into derivatives or other transaction (other than the sale of puts with respect to the Company's Capital Stock to the extent the Company would be permitted to repurchase such Capital Stock under this Agreement) with any financial institution, commodities or stock exchange or clearinghouse (a "Derivatives Counterparty") obligating it to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, "Restricted Payments"), except that:

         any Subsidiary may make Restricted Payments to the Company or any Wholly Owned Subsidiary Guarantor;


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

         any Non-Guarantor Subsidiary may make Restricted Payments to any other Subsidiary;

         the LMS may pay the Periodic Dividends to the LMS Class B Stockholders, the Company may make Restricted Payments in connection with the Make-Well Agreement and (iii) in the event of (x) a liquidation of the LMS, (y) the redemption of the Class B Participating Preferred Stock of the LMS by the LMS or
(z) the exercise of a put option by the LMS Class B Stockholders, the LMS may make payments to consummate such event pursuant to Section IV of the Amended and Restated Certificate of Incorporation of the LMS in an aggregate amount up to $375,000 (excluding the amounts of any accrued and unpaid Periodic Dividends), provided that immediately prior to and after giving effect to the payment described in clause (iii), the Company shall be in compliance with each of the covenants contained in Sections 8 and 9 of this Agreement; and

         so long as no Default or Event of Default shall have occurred and be continuing, the Company may repurchase shares of its common stock; provided, that the aggregate amount of such repurchases shall not exceed $25,000,000 during the term of this Agreement.

9.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Company and its Subsidiaries in the ordinary course of business not exceeding 10% of the Company's revenues for the four consecutive fiscal quarters most recently ended less the amount of the aggregate Capital Expenditures made by the Company and its Subsidiaries for the current fiscal quarter and the three fiscal quarters most recently ended, excluding all Capital Expenditures made or committed related to the HP Acquisition, the Greatsino Acquisition and the Austrian Acquisition; provided, that up to $25,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

9.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or make any other Investment in, any Person (all of the foregoing, "Investments"), except:

         extensions of trade credit in the ordinary course of business;

         investments in Cash Equivalents;

         Guarantee Obligations permitted by Section 9.2;

         loans and advances to any individual employee of the Company or any Subsidiary of the Company in the ordinary course of business (including for travel, entertainment


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
and relocation expenses) in an aggregate amount for the Company or any Subsidiary of the Company not to exceed $5,000,000 at any one time outstanding;

         the Acquisitions;

         repurchases of the Company's Capital Stock by the Company pursuant to
Section 9.6(d);

         Investments by the Company in DII International Holdings C.V., a Dutch subsidiary of the Company ("Holdings"), and by Holdings in MTKG (in the form of capital contribution, direct or indirect guarantees of Indebtedness or participations in Indebtedness), the proceeds of which shall be used to fund the purchase price of the Acquisition and costs and expenses in connection therewith;

         Investments by the Company or any of its Subsidiaries in the Company or any Person that, prior to or as a result of such Investment, is or becomes a Wholly Owned Subsidiary; provided that if any such Investment or series of Investments exceeds $500,000 and is made by the Company or any Subsidiary Guarantor in a Wholly Owned Subsidiary which is not or does not become a Subsidiary Guarantor, either such Investment is evidenced by a promissory note pledged in favor of the Administrative Agent for the benefit of the Lenders and such Investment constitutes Indebtedness of the primary obligor that is not subordinate to any other Indebtedness of such obligor or unless otherwise permitted by Section 9.8(i), the aggregate amount of such Investments made after the Closing Date may not at any time exceed in the aggregate the sum of 50% of the Net Cash Proceeds received by the Borrower after the Closing Date in connection with the issuance or sale of common stock of the Borrower plus 15% of Consolidated Net Worth at such time (excluding the effects of any sales or issuances of common stock on or after the Closing Date);

         Investments by the Company and its Domestic Subsidiaries in any Foreign Subsidiary or any Foreign Acquisition Subsidiary and, without duplication, any Foreign Acquisition Subsidiary Holding Borrower, in connection with any Qualified Foreign Transaction entered into pursuant to clause (a) of the definition of Qualified Foreign Transaction in Section 1.1, subject to the amount limitations set forth in such clause and Investments by the Company and its Domestic Subsidiaries in any Foreign Subsidiary or any Foreign Acquisition Subsidiary and, without duplication, any Foreign Acquisition Subsidiary Holding Borrower, in connection with any Qualified Foreign Transaction entered into pursuant to clause (b) of the definition of Qualified Foreign Transaction in
Section 1.1, subject to the amount limitations approved by the Administrative Agent and the Required Lenders at the time such transaction is approved pursuant to such clause;

         Investments in minority interests, other than Investments listed on
Schedule 9.8(k), not exceeding $25,000,000 in the aggregate; and

         Investments described on Schedule 9.8(k).


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

9.9 Optional Payments and Modifications of Certain Debt Instruments. Except as permitted by Section 9.6(c), make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Subordinated Indebtedness or enter into any derivative or other transaction with any Derivatives Counterparty obligating it to make payments to such Derivatives Counterparty as a result of any change in market value of Subordinated Indebtedness, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and does not involve the payment of a consent fee) or designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as "Designated Senior Indebtedness" for the purposes of any indenture pursuant to which Subordinated Indebtedness is issued.

9.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is otherwise permitted under this Agreement and upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate, or in the ordinary course of business of the Company or such Subsidiary, as the case may be, and upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate; provided, that the foregoing shall not apply to transactions between Non-Guarantor Subsidiaries, transactions between the Borrower and Wholly Owned Subsidiary Guarantors, or between Wholly Owned Subsidiary Guarantors, Qualified Foreign Transactions or the Make-Well Agreement.

9.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary (a "Sale Leaseback Transaction") other than Sale Leaseback Transactions yielding proceeds not to exceed in the aggregate 25% of Capital Expenditures for the four consecutive fiscal quarters most recently ended; provided that any amount referred to above, if not so used in the period for which it is permitted, may be carried over to a subsequent period not later than the four quarters after the fiscal quarter in which it became available; provided further that the aggregate amount of all Sale Leaseback Transactions shall not exceed $50,000,000.

9.12 Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than the Sunday closest to December 31 or change the Company's method of determining fiscal quarters.

9.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any of its


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

Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than this Agreement and the other Loan Documents, the MTKG Credit Agreement and any Foreign Acquisition Loan Documents, the indenture governing the Company's 8.50% Senior Subordinated Notes due 2007 and any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

9.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Company, make loans or advances to, or other Investments in, the Company or any other Subsidiary of the Company or transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of any restrictions existing under the Loan Documents, the MTKG Credit Agreement and any Foreign Acquisition Loan Documents, any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions with respect to property which is subject to a Lien permitted by Sections 9.3(g) and 9.3(k).

9.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisitions) or that are reasonably related thereto.

9.16 Amendments to Acquisition Documents. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Company or any of its Subsidiaries pursuant to the Acquisition Documentation or any other document delivered by the respective sellers or any of their affiliates in connection therewith such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that becomes effective after the Closing Date and could not reasonably be expected to have a Material Adverse Effect.


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

SECTION 10. EVENTS OF DEFAULT

         If any of the following events shall occur and be continuing:

         any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

         any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

         any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 8.4(a) (with respect to the Company only), Section 8.7(a) or Section 9 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or

         any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

         the Company or any of its Subsidiaries shall default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i),
(ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or


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

         the Company or any of its Subsidiaries shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

         any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, any Single Employer Plan shall terminate for purposes of Title IV of ERISA, the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

         one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or


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

         any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

         the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

          a Change of Control shall occur;

then, and in any such event, if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Facility Lenders, the Administrative Agent shall, by notice to the Company declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Company shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each of the Borrowers.


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SECTION 11. THE ADMINISTRATIVE AGENT

11.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

11.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

11.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

11.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected


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

by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

11.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

11.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

11.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent was not the Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

11.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 10(a) or Section 10(f) with respect to the Company shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative


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

Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

11.10 Authorization to Release Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each of the Lenders (without requirement of notice to or consent of any Lender except as expressly required by Section 13.1) to take any action requested by the Company having the effect of releasing any Collateral or guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 13.1.

SECTION 12. GUARANTEE

12.1 Guarantee. In order to induce the Administrative Agent and the Lenders to execute and deliver this Agreement and to make or maintain the Loans to the Subsidiary Borrowers hereunder, and in consideration thereof, the Company hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance by the Subsidiary Borrowers when due (whether at stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations, and the Company further agrees to pay any and all expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Administrative Agent or by the Lenders in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Section 12. The guarantee contained in this Section 12, subject to Section 12.5, shall remain in full force and effect until the Subsidiary Borrower Obligations are paid in full, the Commitments are terminated and no Letters of Credit are outstanding, notwithstanding that from time to time prior thereto the Subsidiary Borrowers may be free from any Obligations.

         The Company agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Section 12, it will notify the Administrative Agent and such Lender in writing that such payment is made under the guarantee contained in this Section 12 for such purpose. No payment or payments made by the Subsidiary Borrowers or any other Person or received or collected by the Administrative Agent or any Lender from the Subsidiary Borrowers or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations shall be


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

deemed to modify, reduce, release or otherwise affect the liability of the Company under this Section 12 which, notwithstanding any such payment or payments, shall remain liable for the Subsidiary Borrower Obligations until, subject to Section 12.5, the Obligations are paid in full, the Commitments are terminated and no Letters of Credit are outstanding.

12.2 No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in this Section 12, the Company hereby irrevocably waives all rights which may have arisen in connection with the guarantee contained in this Section 12 to be subrogated to any of the rights (whether contractual, under the United States Bankruptcy Code (or similar action under any successor law or under any comparable law), including Section 509 thereof, under common law or otherwise) of the Administrative Agent or any Lender against the Subsidiary Borrowers or against the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations, until all such Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated. The Company hereby further irrevocably waives all contractual, common law, statutory and other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Subsidiary Borrowers or any other Person which may have arisen in connection with the guarantee contained in this Section 12, until the Subsidiary Borrower Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated. So long as the Subsidiary Borrower Obligations remain outstanding, if any amount shall be paid by or on behalf of the Subsidiary Borrowers to the Company on account of any of the rights waived in this Section 12.2, such amount shall be held by the Company in trust, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly indorsed by the Company to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section 12.2 shall survive the term of the guarantee contained in this Section 12 and the payment in full of the Subsidiary Borrower Obligations and the termination of the Commitments.

12.3 Amendments, etc. with respect to the Subsidiary Borrower Obligations. The Company shall remain obligated under this Section 12 notwithstanding that, without any reservation of rights against the Company, and without notice to or further assent by the Company, any demand for payment of or reduction in the principal amount of any of the Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of such Obligations continued, and such Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement, any other Loan Document, and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Subsidiary Borrower Obligations or for the guarantee contained in this Section 12 or any property subject thereto.

12.4 Guarantee Absolute and Unconditional. The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 12 or acceptance of the guarantee contained in this Section 12; the Subsidiary Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 12; and all dealings between the Subsidiary Borrowers or the Company, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 12. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Subsidiary Borrowers or the Company with respect to the Subsidiary Borrower Obligations. The guarantee contained in this
Section 12 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to the validity or enforceability of this Agreement or any other Loan Document, any of the Subsidiary Borrower Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrowers against the Administrative Agent or any Lender, or any other circumstance whatsoever (with or without notice to or knowledge of the Subsidiary Borrowers or the Company) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Subsidiary Borrowers for the Subsidiary Borrower Obligations, or of the Company under the guarantee contained in this Section 12, in bankruptcy or in any other instance. When the Administrative Agent or any Lender is pursuing its rights and remedies under this Section 12 against the Company, the Administrative Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Subsidiary Borrowers or any other Person or against any collateral security or guarantee for the Subsidiary Borrowers Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Subsidiary Borrowers or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Subsidiary Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Company of any liability under this Section 12, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against the Company.

12.5 Reinstatement. The guarantee contained in this Section 12 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Subsidiary Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

12.6 Payments. The Company hereby agrees that any payments in respect of the Subsidiary Borrower Obligations pursuant to this Section 12 will be paid to the Administrative Agent without setoff or counterclaim in Dollars or the relevant Available Foreign Currency, as applicable, at the office of the Administrative Agent specified in Section 13.2.

SECTION 13. MISCELLANEOUS

13.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Revolving Commitment, in each case without the consent of each Lender directly affected thereby; amend, modify or waive any provision of this Section 13.1 or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, release the Company from its obligations under Section 12 or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 7.2 or 7.3 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Revolving Facility Lenders; reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; amend, modify or waive any provision of Section 11 without the written consent of the Administrative Agent; or amend, modify or waive any provision of Section 4 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

13.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or


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

three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

         The Borrowers:                           The DII Group, Inc.
                                                  6273 Monarch Park Place
                                                  Suite 200
                                                  Niwot, Colorado 80503
                                                  Attention: Mr. Thomas J. Smach
                                                  Telecopy:  303-652-0416
                                                  Telephone: 303-652-2221

         The Administrative Agent:

                   With respect to all matters
                   other than procedures for
                   borrowing and repaying
                   Multicurrency Loans:           The Chase Manhattan Bank
                                                  One Chase Manhattan Plaza
                                                  8th Floor
                                                  New York, New York 10081
                                                  Attention: Loan and Agency
                                                             Services Group
                                                  Telecopy:  (212) 552-5668
                                                  Telephone: (212) 552-7277

                   With respect to borrowings
                   and repayments of
                   Multicurrency Loans:           The Chase Manhattan Bank
                                                  9 Thomas Moore Street
                                                  London El 9YT
                                                  England
                                                  Attention: Loan and Agency
                                                             Services Group
                                                  Telecopy:  44-171-777-2360
                                                  Telephone: 44-171-777-2353

                           with a copy to:        The Chase Manhattan Bank
                                                  2 Court Street, P.O. Box 706
                                                  Binghamton, New York 13902
                                                  Attention: Michael Brunner
                                                  Telecopy:  607-772-9341
                                                  Telephone: 607-772-2375


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

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

13.5 Payment of Expenses and Taxes. The Company agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Company prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company, any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 13.5 shall be payable promptly after written demand therefor. Statements payable by the Company pursuant to this Section 13.5 shall be submitted to The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York 10081, Attn: Jesus Sang (Telephone No. (212) 552-7916) (Telecopy No. (212) 552-5650), at the address of the Company set forth in Section 13.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6 Successors and Assigns; Participations and Assignments. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

         Any Lender may, without the consent of the Borrowers, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. Each Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 13.7(a) as fully as if it were a Lender hereunder. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.12 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 5.10, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

         Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the consent of the Company and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than to any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement) and the assignor shall have commitments and Loans aggregating at least $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Company and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto) and (z) the Assignee thereunder shall automatically become a party to the Intercreditor Agreement and become a Secured Party (as defined therein) thereunder and have the rights and obligations of a Secured Party as set forth therein. Notwithstanding any provision of this Section 13.6, the consent of the Company shall not be required for any assignment that occurs when an Event of Default pursuant to Section 8(f) shall have occurred and be continuing with respect to the Company.

         The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 13.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee and the old Note shall be returned by the Administrative Agent to the Company marked "cancelled".

         Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 13.6(c), together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register on the effective date determined pursuant thereto.

         For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 13.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

         Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

13.7 Adjustments; Set-off. Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

         In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

13.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

13.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

13.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.12 Submission To Jurisdiction; Waivers. Each of the Borrowers hereby irrevocably and unconditionally:

         submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

         consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

         agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto (and, in the case of each Subsidiary Borrower, such Subsidiary Borrower hereby irrevocably appoints the Company to receive and accept any such process on behalf of such Subsidiary Borrower, and the Company hereby accepts such appointment);

         agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

         waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

13.13 Acknowledgments. Each of the Borrowers hereby acknowledges that:

         it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

         neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

         no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

13.14 Conversion of Currencies. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Subsidiary Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

         The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 13.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

13.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information to the Administrative Agent, any other Lender or any affiliate of any Lender, to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section, to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, upon the request or demand of any Governmental Authority, in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, if requested or required to do so in connection with any litigation or similar proceeding, that has been publicly disclosed, to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or in connection with the exercise of any remedy hereunder or under any other Loan Document.

13.16 Authorization to Amend and Restate. The Required Lenders hereby authorize and direct The Chase Manhattan Bank, in its capacities as Administrative Agent and Collateral Agent, as applicable, to execute and deliver the Guarantee and Collateral Agreement, substantially in the form of Exhibit A, and the Intercreditor Agreement, substantially in the form of Exhibit L.

         The Required Lenders, and the Lenders that are parties to this Amendment and that are also parties to and constitute the Required Lenders under and as defined in, the MTKG Credit Agreement, hereby authorize and direct The Chase Manhattan Bank, in its capacities as Administrative Agent and Collateral Agent, as applicable, to execute and deliver the Guarantee and Collateral Agreement and the Intercreditor Agreement.

13.17 Accounting Changes. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Company's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

13.18 Collateral Agent as Several Creditor. Each of the Borrowers and the Lenders agree that the Collateral Agent shall be the joint and several creditor together with the relevant Lender of each and every obligation of the Company and of each and any of the Subsidiary Borrowers toward each of the Lenders under this Agreement and the other Loan documents pursuant to Section 7.2 of the Intercreditor Agreement with such rights as set forth in such section.

13.19 WAIVERS OF JURY TRIAL. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.



THE DII GROUP, INC.


By: /s/ Thomas J. Smach
    --------------------------------------------
Title: Chief Financial Officer/Vice President


THE CHASE MANHATTAN BANK, as
Administrative Agent and as a Lender


By: /s/ Michael W. Brunner
    --------------------------------------------
Title: Vice President


CHASE SECURITIES INC., as Arranger


By: /s/ John M. McKenna
    --------------------------------------------
Title: Vice President


BANK OF AMERICA, N.A.


By: /s/ Michael J. McCutchin
    --------------------------------------------
Title: Managing Director


FLEET NATIONAL BANK


By: /s/ William E. Rurode, Jr.
    --------------------------------------------
Title: Executive Vice President

                                        FIRST CHICAGO NATIONAL BANK


                                        By: /s/ Betty Francis-Samilton
                                            ------------------------------------
                                        Title: Customer Service Officer


                                        THE BANK OF NOVA SCOTIA


                                        By: /s/ Jon Burckin
                                            ------------------------------------
                                        Title: Relationship Manager


                                        NORWEST BANK COLORADO, N.A.


                                        By: /s/ Catherine M. Jones
                                            ------------------------------------
                                        Title: Vice President


                                        HARRIS TRUST & SAVINGS BANK


                                        By: /s/ James H. Colley
                                            ------------------------------------
                                        Title: Vice President


                                        ABN AMRO BANK N.V.


                                        By:
                                            ------------------------------------
                                        Name: Lee-Lee Miao

                                        Title: Vice President


                                        By: /s/ Paul S. Faust
                                            ------------------------------------
                                        Title: Vice President

BANK BOSTON, N.A.


By: /s/ John B. Desmond
    --------------------------------------------
Title: Vice President


US TRUST


By: /s/ D.G. Eastman
    --------------------------------------------
Title: Vice President


KEYBANK NATIONAL ASSOCIATION


By: /s/ Mary K. Young
    --------------------------------------------
Title: Assistant Vice President


NATIONAL BANK OF CANADA


By: /s/ James Drum
    --------------------------------------------
Title: Vice President


By: /s/ Gaetan R. Frosina
    --------------------------------------------
Title: Vice President and Manager

                                                                         Annex A


                                  Pricing Grid

====================================================================================================================
                                                         Applicable Margin
                                                          for Eurodollar
                                                             Loans and       Applicable Margin
                                                           Multicurrency          for ABR          Commitment Fee
              Consolidated Leverage Ratio                      Loans               Loans                Rate
- --------------------------------------------------------------------------------------------------------------------
Less than or equal to 2.00                                     1.00%                 0%                0.250%
- --------------------------------------------------------------------------------------------------------------------
Greater than 2.00, but less than or equal to 2.50              1.25%                 0%                0.250%
- --------------------------------------------------------------------------------------------------------------------
Greater than 2.50, but less than or equal to 3.00              1.50%                 0%                0.375%
- --------------------------------------------------------------------------------------------------------------------
Greater than 3.00, but less than or equal to 3.50              1.75%               0.25%               0.375%
- --------------------------------------------------------------------------------------------------------------------
Greater than 3.50, but less than or equal to 4.00              2.00%               0.50%               0.500%
- --------------------------------------------------------------------------------------------------------------------
Greater than 4.00                                              2.25%               0.75%               0.500%
====================================================================================================================

Changes in the Applicable Margin Ratio or in the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") on which financial statements are received by the Administrative Agent pursuant to the terms of the Credit Documentation (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.00. Each determination of the Consolidated Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Company ending at the end of the period covered by the relevant financial statements.